Exhibit 4.1.5

USD 33,500,000
TERM LOAN FACILITY AGREEMENT

for

DHT Eagle, Inc.
as Borrower

And

DHT Holdings, Inc.
as Guarantor

provided by

The Financial Institutions
listed in Schedule 1
as Lenders

With

DnB NOR Bank ASA
as Agent

And

DnB NOR Bank ASA
as Swap Bank

Dated 24 May 2011

1	DEFINITIONS AND CONSTRUCTION	4

2	THE FACILITY	16

3	PURPOSE	19

4	CONDITIONS PRECEDENT	19

5	UTILISATION	20

6	REPAYMENT	20

7	PREPAYMENT AND CANCELLATION	21

8	INTEREST	23

9	INTEREST PERIODS	24

10	CHANGES TO THE CALCULATION OF INTEREST	25

11	FEES	26

12	TAX GROSS UP AND INDEMNITIES	26

13	INCREASED COSTS	29

14	OTHER INDEMNITIES	30

15	MITIGATION BY THE LENDERS	31

16	COSTS AND EXPENSES	32

17	GUARANTEE AND INDEMNITY	32

18	SECURITY	37

19	REPRESENTATIONS AND WARRANTIES	38

20	INFORMATION UNDERTAKINGS	43

21	FINANCIAL COVENANTS	46

22	GENERAL UNDERTAKINGS	48

23	VESSEL COVENANTS	50

24	EVENTS OF DEFAULT	56

25	CHANGES TO THE LENDERS	60

26	CHANGES TO THE OBLIGORS	63

27	ROLE OF THE AGENT	63

28	CONDUCT OF BUSINESS BY THE FINANCE PARTIES	69

29	SHARING AMONG THE FINANCE PARTIES	69

30	PAYMENT MECHANICS	71

31	DISCLOSURE OF INFORMATION	74

32	SET-OFF	75

33	NOTICES	75

34	CALCULATIONS AND CERTIFICATES	77

35	PARTIAL INVALIDITY	77

36	REMEDIES AND WAIVERS	77

37	AMENDMENTS AND WAIVERS	78

38	COUNTERPARTS	79

39	GOVERNING LAW	79

40	ENFORCEMENT	79

SCHEDULES

1	Lenders and Commitments

2	Conditions Precedent

3	Form of Drawdown Notice

4	Form of Selection Notice

5A	Form of Compliance Certificate A

5B	Form of Compliance Certificate B

6	Form of Transfer Certificate

7	Form of Assignment Agreement

8	Mandatory Cost Formulae

THIS TERM LOAN FACILITY AGREEMENT is dated 24 May 2011 and made between:

(1)	DHT Eagle, Inc. of Ajeltake Road, Ajeltake Island, Majuro, MH96960, Marshall Islands, as borrower (the “Borrower”);

(2)	DHT HOLDINGS, INC. of Ajeltake Road, Ajeltake Island, Majuro, MH96960,, Marshall Islands, as guarantor (the “Guarantor”);

(3)	THE FINANCIAL INSTITUTIONS LISTED IN SCHEDULE 1, as original lenders (together, the “Original Lenders”);

(4)	DNB NOR BANK ASA of Stranden 21, 0250 Oslo, Norway, organization number 984 851 006, as facility and security agent (the “Agent”); and

(5)	DNB NOR BANK ASA of Stranden 21, 0250 Oslo, Norway, organization number 984 851 006, as swap bank, (the “Swap Bank”).

IT IS AGREED as follows:

1	DEFINITIONS AND CONSTRUCTION

1.1	Definitions

In this Agreement, unless the context otherwise requires:

“Accounting Date” means each 31 March, 30 June, 30 September and 31 December in any financial year.

“Adjusted Tangible Net Worth” has the meaning given to such term in Clause 21.1 (Financial definitions).

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agreement” means this term loan facility agreement, as it may be amended, restated, supplemented and varied from time to time, including its Schedules and any Transfer Certificate.

“Annex VI” means Annex VI (Regulations for the Preservation of Air Pollution from Ships) to the International Convention for the Prevention of Pollution from Ships 1973 (as modified in 1978 and 1997).

“Approved Brokers” means Arrow Shipbroking Group, Fearnley Shipbrokers AS, Lorentzen & Stemoco AS and R.S. Platou AS and such other brokers as approved by the Agent (on behalf of the Lenders) from time to time. and an “Approved Broker” means any of them.

“Approved Ship Registry” means the Marshal Islands Ship Registry or any ship registry as approved in writing by the Agent (on behalf of the Lenders), such approval not to be unreasonably withheld.

“Assignment Agreement” means the agreement collateral to this Agreement to be made between the Borrower and the Agent (on behalf of the Finance Parties and the Swap Bank) for the first priority assignment of the Earnings, the Insurances and the Intercompany Claims and the first priority pledge over, inter alia, the Earnings Account, as security for the Borrower´s obligations under the Finance Documents and any Swap Agreement, substantially in the form as set out in Schedule 7 (Form of Assignment Agreement) hereto.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means the period from and including the date of this Agreement up to (and including) fifteen (15) Business Days after the date of this Agreement.

“Available Commitment” means a Lender’s Commitment less:

a)	the amount of its participation in the outstanding Loan; and

b)	in relation to a proposed Loan, the amount of its participation in the Loan that is due to be made on or before the Drawdown Date.

“Available Facility” means the aggregate for the time being of each Lender’s Available Commitment.

“Break Costs” means the amount (if any) by which:

a)
the interest (excluding the Margin) which a Lender should have received for the period from the date of receipt of all or part of its participation in the Loan or Unpaid Sum to the last day of the current Interest Period in respect of the Loan or Unpaid Sum, had the principal amount or Unpaid Sum been paid on the last day of that Interest Period;

exceeds

b)
the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the relevant interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for business in Oslo, New York and London (or any other relevant place of payment under Clause 30 (Payment mechanics)).

“Cash” has the meaning given to such term in Clause 21.1 (Financial definitions).

“Cash Equivalents” has the meaning given to such term in Clause 21.1 (Financial definitions).

“Commercial Management Agreement” means the commercial management agreement entered or to be entered into between the Borrower and the Commercial Manager for the commercial management of the Borrower and the Vessel, in form and substance satisfactory to the Agent (on behalf of the Lenders).

“Commercial Manager” means any commercial manager of the Vessel and/or the Borrower as approved by the Agent (on behalf of the Lenders), such approval not to be unreasonably withheld.

“Commitment” means:

a)
in relation to an Original Lender, the amount set opposite its name under the heading “Commitments” in Schedule 1 (Lenders and Commitments) and the amount of any other Commitment transferred to it pursuant to this Agreement; and

b)	in relation to any other Lender, the amount of any Commitment transferred to it under and in accordance with this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Compliance Certificate” means a Compliance Certificate A or a Compliance Certificate B.

“Compliance Certificate A” means a certificate substantially in the form as set out in Schedule 5A (Form of Compliance Certificate A).

“Compliance Certificate B” means a certificate substantially in the form as set out in Schedule 5B (Form of Compliance Certificate B).

“Current Bareboat Charters” has the meaning given to such term in Clause 21.1 (Financial definitions).

“Default” means an Event of Default or any event or circumstance specified in Clause 24 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Disruption Event” means either or both of:

a)
a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“DOC” means in relation to the Technical Manager a valid document of compliance issued to the Technical Manager pursuant to paragraph 13.2 of the ISM Code.

“Drawdown Date” means the date of a drawdown, being the date on which the Loan is to be made.

“Drawdown Notice” means a notice substantially in the form set out in Schedule 3 (Form of Drawdown Notice).

“Earnings” means all moneys whatsoever which are now, or later become, payable (actually or contingently) to the Borrower and which arise out of the ownership, use of or operation of the Vessel, including (but not limited to):

a)
all freight, hire and passage moneys payable to the Borrower, including (without limitation) payments of any nature under any charter or agreement for the employment, use, possession, management and/or operation of the Vessel;

b)	any claim under any guarantees related to freight and hire payable to the Borrower as a consequence of the operation of the Vessel;

c)
compensation or other monies payable to the Borrower in the event of any requisition for title or in any other compulsory acquisition of the Vessel or for the use of the Vessel by any government authority or other competent authority;

d)	remuneration for salvage, towage and other services performed by the Vessel;

e)	demurrage and retention money receivable by the Borrower in relation to the Vessel;

f)
contribution in general average, compensation in respect of any requisition for hire and damages or other payments (whether awarded by any court or arbitral tribunal or any agreement or otherwise) for breach, termination or variation of any contract for the operation, employment or use of the Vessel;

g)	all moneys which are at any time payable under the Insurances in respect of loss of earnings;

h)
if and whenever the Vessel is employed on terms whereby any moneys falling within paragraphs a) to g) above are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to the Vessel and payable to the Borrower; and

i)	any other money whatsoever due or to become due to the Borrower from third parties in relation to the Vessel, or otherwise.

“Earnings Account” means:

a)	account no. 1250.04.71423 in the name of the Borrower with the Agent;

b)	any other account as agreed between the Borrower and the Agent from time to time; and

c)	any amount deposited into and standing to the credit of any such account from time to time.

“Environmental Approval” means any permit, licence, consent, approval and other authorisations and the filing of any notification, report or assessment required under any Environmental Law for the operation of the Vessel.

“Environmental Claim” means any claim, proceeding or investigation by any party in respect of any Environmental Law or Environmental Approval.

“Environmental Law” means any applicable law, regulation, convention or treaty in any jurisdiction in which the Borrower and/or the Guarantor and/or the Technical Manager conduct business which relates to the pollution or protection of the environment or to the carriage of material which is capable of polluting the environment.

“Event of Default” means any event or circumstance specified as such in Clause 24 (Events of Default).

“FA Act” means the Norwegian Financial Agreements Act of 25 June 1999 No. 46.

“Facility” means the term loan facility made available under this Agreement as described in Clause 2.1 (Facility).

“Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five (5) Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“Final Maturity Date” means the day falling the earlier of (i) five (5) years after the Drawdown Date under this Agreement and (ii) 30 June 2016.

“Finance Documents” means this Agreement, the Security Documents and any other document designated as such by the Agent and the Borrower.

“Finance Party” means the Agent and the Lenders.

“Financial Indebtedness” means any obligation (whether incurred as principal or as surety) for the payment or repayment of money or to guarantee the obligations of any third party or unconsolidated subsidiary, whether present or future, actual or contingent.

“Group” means the Guarantor and its Subsidiaries from time to time.

“Guarantee” the guarantee provided by the Guarantor and as set out in Clause 17 (Guarantee and Indemnity) of this Agreement.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“IAPPC” means a valid international air pollution prevention certificate for the Vessel issued under Annex VI.

“Insurances” means all policies and contracts of insurance (which expression includes hull and machinery and all entries of the Vessel in a protection and indemnity or war risk association) which are from time to time during the Security Period in place or taken out or entered into by or for the benefit of the Borrower (whether in the sole name of the Borrower or in the joint names of the Borrower and any other person) in respect of the Vessel or otherwise in connection with the Vessel and all benefits thereunder (including claims of whatsoever nature and return of premiums).

“Intercompany Claims” means any money claims held by the Borrower against any company in the Group (including, but not limited to, any claims under any Intercompany Loan Agreement(s)) from time to time.

“Intercompany Loan Agreement” means any intercompany loan agreement entered or to be entered into between the Borrower and a Group company for a loan to be granted to such Group company by the Borrower.

“Interest Payment Date” means the last Business Day of each Interest Period.

“Interest Period” means, in relation to the Loan, each periods determined in accordance with Clause 9.1 (Selection of Interest Periods), and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).

“ISM Code” means the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevent.

“ISPS Code” means the International Ship and Port Facility Security (ISPS) Code as adopted by the International Maritime Organization’s (IMO) Diplomatic Conference of December 2002.

“ISSC” means a valid and current International Ship Security Certificate issued under the ISPS Code.

“Latest Balance Sheet” has the meaning given to such term in Clause 21.1 (Financial definitions).

“Lender” means:

a)	any Original Lender; and

b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 25 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement, collectively also referred to as the “Lenders”.

“LIBOR” means, in relation to the Loan:

a)
the rate per annum equal to the offered quotation for deposits in USD for a period equal to, or as near as possible equal to, the relevant Interest Period which appears on the Reuters screen LIBOR01 page on that service for the purpose of displaying rates comparable to that rate) at or about 11:00 hours (London time) on the Quotation Date for that Interest Period; or

b)
if no such rate is available, the rate per annum determined by the Agent to be equal to the arithmetic mean (rounded upward to four decimal places) of the rates per annum, as supplied to the Agent at its request, quoted by each Reference Bank to leading banks in the London interbank market at or about 11:00 hours (London time) on the applicable Quotation Date for the offering of deposits in USD for a period comparable to the relevant Interest Period.

“Loan” means the loan made or to be made under the Facility or the aggregate principal amount outstanding under this Agreement from time to time.

“Majority Lenders” means, at any time, Lenders:

a)	whose share in the Loan and whose undrawn Commitments then aggregate 66 2/3% or more of the aggregate of the Loan and the undrawn Commitments of all the Lenders; or

b)	if there is no Loan then outstanding, whose undrawn Commitments then aggregate 66 2/3% or more of the Total Commitments; or

c)	if there is no Loan then outstanding and the Total Commitments have been reduced to zero, whose Commitments aggregated 66 2/3% or more of the Total Commitments immediately before the reduction.

“Management Agreements” means the Technical Management Agreement and the Commercial Management Agreement.

“Managers” means the Commercial Manager and/or the Technical Manager.

“Mandatory Cost” means the percentage rate per annum calculated by the Agent in accordance with Schedule 8 (Mandatory Cost  formula).

“Margin” means two point fifty per cent (2.50%) per annum.

“Market Value” means the fair market value of the Vessel, being the valuation of the Vessel obtained from one (1) Approved Broker, unless the Agent specifically requests for the average of valuations of the Vessel obtained from three (3) Approved Brokers, to be selected by the Borrower, without physical inspection of the Vessel on the basis of a sale for prompt delivery for cash at arm’s length on normal commercial terms as between a willing buyer and a willing seller, on an “as is, where is” basis, free of any existing charter or other contract of employment and/or pool arrangement.

“Material Adverse Effect” means in the reasonable opinion of the Majority Lenders a material adverse effect on:

a)	the business, operation, property or financial condition of an Obligor and/or the Group taken as a whole; or

b)	the ability of an Obligor to perform its obligations under the Finance Documents; or

c)
the validity or enforceability of, or the effectiveness and ranking of any Security granted or purporting to be granted pursuant to any of, the Finance Documents or the rights or remedies of any Lender under any of the Finance Documents.

“Mortgage” means the first priority mortgage (and declaration of pledge or deed of covenants collateral thereto (if applicable)) securing an amount of USD 33,500,000, to be executed and recorded by the Borrower against the Vessel in favour of the Agent (on behalf of the Finance Parties and the Swap Bank) in an Approved Ship Registry, as security for the Borrower´s obligations under the Finance Documents and any Swap Agreement, in form and substance satisfactory to the Agent (on behalf of the Finance Parties).

“Obligors” means the Borrower and the Guarantor.

“Original Financial Statements” means the annual audited accounts and the financial statements of the Guarantor (on a consolidated basis) for the financial year ending 31 December 2010.

“Party” means a party to this Agreement.

“Permitted Liens” means:

a)	any Security which has the prior written approval of the Agent (acting upon the instructions of the Majority Lenders); or

b)	any Security in the ordinary course of the business by operation of law but in any event does not exist for more than thirty (30) days.

“Quotation Day” means, in relation to any period for which an interest rate is to be determined, the day occurring two (2) Business Days prior to the first day of that period unless market practice differs in the London interbank market for a currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the London interbank market (and if quotations would normally be given by leading banks in the London interbank market on more than one day, the Quotation Day will be the last of those days).

“Reference Banks” means the principal offices of the Agent and such other banks as may be reasonably appointed by the Agent in consultation with the Borrower.

“Repeating Representations” means each of the representations set out in Clause 19 (Representations and warranties).

“Replacement Lender” means a Lender or any other person (excluding any member of the Group) appointed by the Borrower and acceptable to the Agent who is willing to assume all the obligations of a Lender under the Agreement pursuant to Clause 37.3 (Replacement or prepayment of Lender).

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. or any successor to its ratings business.

“Security Documents” means all or any security documents as may be entered into from time to time pursuant to Clause 18 (Security).

“Security” means any mortgage, charge, pledge, lien, assignment, hypothecation, preferential right, option, title retention or trust arrangement or any other agreement or arrangement which, in any of the aforementioned instances, has the effect of creating security.

“Security Period” means the period commencing on the date of this Agreement and ending the date on which the Agent notifies the Borrower, the other Finance Parties and the Swap Bank that:

a)	all amounts which have become due for payment by any Obligor under the Finance Documents and any Swap Agreement(s) have been paid;

b)	no amount is owing or has accrued (without yet having become due for payment) under any of the Finance Documents or any Swap Agreement(s);

c)	none of the Obligors have any future or contingent liability under any provision of this Agreement, the other Finance Documents or any Swap Agreement(s); and

d)
the Agent, the Majority Lenders and the Swap Bank do not consider that there is a significant risk that any payment or transaction under a Finance Document or any Swap Agreement(s) would be set aside, or would have to be reversed or adjusted, in any present or possible future proceeding relating to a Finance Document or any Swap Agreement or any asset covered (or previously covered) by a Security created by a Finance Document or any Swap Agreement.

“Selection Notice” means a notice substantially in the form set forth in Schedule 4 (Form of Selection Notice) given in accordance with Clause 9.1 (Selection of Interest Periods).

“Share Pledge Agreement” means the share pledge agreement collateral to this Agreement to be entered into between the Guarantor and the Agent (on behalf of the Finance Parties and the Swap Bank) for the first priority pledge over, inter alia, the shares in the Borrower (from time to time), as security for the Obligors’ obligations under the Finance Documents and any Swap Agreements, in form and substance satisfactory to the Agent (on behalf of the Finance Parties).

“SMC” means a valid safety management certificate issued for the Vessel pursuant to paragraph 13.7 of the ISM Code.

“SMS” means a safety management system for the Vessel developed and implemented in accordance with the ISM Code and including the functional requirements duties and obligations that follow from the ISM Code.

“Subsidiary” means  in relation to any company or corporation, a company or corporation:

a)	which is controlled, directly or indirectly, by the first mentioned company or corporation; or

b)	more than half of the issued share capital of which is beneficially owned, directly or indirectly, by the first mentioned company or corporation,

and for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

“Swap Agreement” means any agreement, hereunder any ISDA Master Agreement and schedules and confirmations thereto in respect of any interest, currency and/or other derivative products, to be made between any Obligor and the Swap Bank in relation to the Loan and/or the Vessel.

“Swap Agreement Assignments” means each of the agreements collateral to this Agreement to be made between the Borrower and/or the Guarantor (as the case may be) and the Agent (on behalf of the Finance Parties and the Swap Bank) for the first priority assignment of any claims of an Obligor under any Swap Agreement, as security for the Obligors´ obligations under the Finance Documents and any Swap Agreement, in form and substance satisfactory to the Agent (on behalf of the Finance Parties).

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Technical Manager” means Goodwood Ship Management Pte. Ltd. or any other technical management company approved by the Agent (on behalf of the Lenders) (such approval not to be unreasonably withheld), such company being responsible, inter alia, for the Vessel’s compliance with the ISM Code pursuant to paragraph 1.1.2 of the ISM Code.

“Technical Manager’s Undertakings” means each of the written confirmations of the Technical Manager that it will:

a)	manage the Vessel in accordance with good standard ship management practice;

b)	subordinate all its claims in relation to the Vessel to those of the Finance Parties and the Swap Bank; and

c)	assign its interest in the Insurances to the Agent (on behalf of the Finance Parties and the Swap Bank).

“Technical Management Agreement” means the technical management agreement made between the Technical Manager and the Borrower.

“Total Commitments” means the aggregate of the Commitments, being an amount of USD 33,500,000 at the date of this Agreement.

“Total Loss” means, in relation to the Vessel:

a)	the actual, constructive, compromised, agreed, arranged or other total loss of the Vessel; and

b)
any expropriation, confiscation, requisition or acquisition of the Vessel, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a governmental or official authority (excluding a requisition for hire for a fixed period not exceeding one (1) year without any right to extension) unless it is within one (1) month from the Total Loss Date redelivered to the full control of the Borrower.

“Total Loss Date” means:

a)	in the case of an actual total loss of the Vessel, the date on which it occurred or, if that is unknown, the date when the Vessel was last heard of;

b)	in the case of a constructive, compromised, agreed or arranged total loss of the Vessel, the earlier of:

(i)	the date on which a notice of abandonment is given to the insurers; and

(ii)	the date of compromise, arrangement or agreement made by or on behalf of the Borrower with the Vessel’s insurers in which the insurers agree to treat the Vessel as a total loss; or

c)	in the case of any other type of total loss, on the date (or the most likely date) on which it appears to the Agent that the event constituting the total loss occurred.

“Transaction Documents” means the Finance Documents, the Management Agreements, any Intercompany Loan Agreements and the Swap Agreement(s), together with the other documents contemplated herein or therein.

“Transfer Certificate” means a certificate substantially in the form as set out in Schedule 6 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrower.

“Transfer Date” means, in relation to a transfer, the later of:

d)	the proposed Transfer Date specified in the Transfer Certificate; and

e)	the date on which the Agent executes the Transfer Certificate.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“USD” means United States Dollars, being the lawful currency in the United States of America.

“VAT” means value added tax.

“Value Adjusted Total Assets” has the meaning given to such term in Clause 21.1 (Financial definitions).

“Vessel” means MV “DHT Eagle”, a 300,000 DWT VLCC tanker, built in 2002 with IMO number 9180891, registered or to be registered in the name of the Borrower in an Approved Ship Registry.

“Working Capital” has the meaning given to such term in Clause 21.1 (Financial definitions).

1.2	Construction

a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	the “Agent”, any “Finance Party”, any “Lender”, any “Obligor”, the “Swap Bank” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)	a “Transaction Document” or any other agreement or instrument is a reference to that Transaction Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(iv)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(v)
a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(vi)
a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(vii)	a provision of law is a reference to that provision as amended or re-enacted; and

(viii)	a time of day is a reference to London time unless specified otherwise.

b)	Section, Clause and Schedule headings are for ease of reference only.

c)	Words denoting the singular number shall include the plural and vice versa.

d)
Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

e)	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been remedied or waived.

2	THE FACILITY

2.1	Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrower a term loan facility in the aggregate amount equal to the Total Commitments.

2.2	Finance Parties’ rights and obligations

a)
The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

b)
The rights of each Finance Party under or in connection with the Finance Documents are, subject to provisions related to the Majority Lenders’ decision as set out therein, separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents in accordance with the terms as set out therein.

2.3	FA Act declaration

a)
For the purpose of the FA Act, the Guarantor hereby declares and confirms in relation to the Security granted or to be granted by it under the Security Documents to which it is a party, as security for the Obligors’ obligations under the Finance Documents and any Swap Agreements:

(i)
that the amount secured by the Guarantor under each of the Security Documents to which it is a party is USD 40,500,000 plus any unpaid amount of interest, default interest, fees, liability, expenses and recovery expenses under the Finance Documents and any Swap Agreement;

(ii)
that the Borrower has provided the Guarantor with copies of the Finance Documents (including the Security Documents), and the Guarantor has thereby been informed of the Security which is to be granted and the Security Documents entered or to be entered into as security for the Obligors’ obligations under the Finance Documents and any Swap Agreements;

(iii)
that the Guarantor has been informed that no Event of Default (or event of default (howsoever defined in any Swap Agreement)) has occurred and is outstanding under any of the Finance Documents or Swap Agreements as per today;

(iv)	that it is aware of the cross default provisions relating to the Obligors and certain others contained in this Agreement and any Swap Agreement;

(v)
that it specifically waive all its rights under the provisions of the FA Act not being mandatory provisions, including (but not limited to) the following provisions (the main contents of the relevant provisions being as indicated in the brackets):

1	§ 62 (1)(a) (to be notified of any security the giving of which was a precondition for the advance of the Loan, but which has not been validly granted or has lapsed);

3	§ 63 (1)–(2) (to be notified of any Event of Default hereunder or any event of default (howsoever defined in any Swap Agreement) and to be kept informed thereof);

4	§ 63 (3) (to be notified of any extension granted to any Obligor in payment of principal and/or interest);

5	§ 63 (4) (to be notified of an Obligor’s bankruptcy proceedings or debt reorganisation proceedings and/or any application for the latter);

6	§ 65 (3) (that the consent of any Obligor is required for such Obligor to be bound by amendments to the Finance Documents or any Swap Agreement that may be detrimental to its interest);

7
§ 66 (1)-(2) (that the Obligors shall be released from their liabilities hereunder if security which was given, or the giving of which was a precondition for the utilisation of the Loan, is released by the Finance Parties or a Swap Bank without the consent of the Obligors);

8
§ 66 (3) (that the Obligors shall be released from their liabilities hereunder if, without their consent, security the giving of which was a precondition for the utilisation of the Loan was not validly granted);

9	§ 67 (2) (about any reduction of the Obligors’ liabilities hereunder, since no such reduction shall apply as long as any amount is outstanding under the Finance Documents and any Swap Agreement);

10
§ 67 (4) (that the Obligors’ liabilities hereunder shall lapse after ten (10) years, as the Obligors shall remain liable hereunder as long as any amount is outstanding under any of the Finance Documents or any Swap Agreement);

11
§ 70 (as no Obligor shall have right of subrogation into the rights of the Finance Parties under the Finance Documents or a Swap Bank under any Swap Agreement until and unless the Finance Parties and the Swap Bank shall have received all amounts due or to become due to them under the Finance Documents and Swap Agreements);

12
§ 71 (as the Finance Parties and Swap Bank shall have no liability first to make demand upon or seek to enforce remedies against an Obligor or any other security provided in respect of the Obligors’ liabilities under the Finance Documents or any Swap Agreements before demanding payment under or seeking to enforce the obligations of the Obligors hereunder);

13	§ 72 (as all interest and default interest due under any of the Finance Documents and Swap Agreements shall be secured by the obligations of the Obligors hereunder);

14
§ 73 (1)–(2) (as all costs and expenses related to an Event of Default  under this Agreement or an event of default (howsoever defined in any Swap Agreement) under any Swap Agreement shall be secured by the obligations of the Obligors hereunder); and

15
§ 74 (1)–(2) (as the Obligors shall not make any claim against an Obligor for payment until and unless the Finance Parties and the Swap Bank first shall have received all amounts due or to become due to them under the Finance Documents and any Swap Agreement).

3	PURPOSE

3.1	Purpose

The Borrower shall apply all amounts borrowed by it for part-financing the purchase price for the Vessel.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4	CONDITIONS PRECEDENT

4.1	Initial conditions precedent

The Borrower may not deliver the Drawdown Notice unless the Agent has received certified copies or originals of all of the documents and other evidence listed in Schedule 2 (Conditions precedent) (other than the documents listed in items 3a) and 4b) of Schedule 2 (Conditions precedent) which shall be delivered at the Drawdown Date at the latest), each in form and substance satisfactory to the Agent. The Agent shall notify the Borrower and the Lenders promptly upon being so satisfied.

4.2	Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if on the date of the Drawdown Notice and on the proposed Drawdown Date:

a)	no Default or Event of Default is continuing or would result from the proposed Loan;

b)	no Material Adverse Effect has occurred;

c)	the Repeating Representations to be made by each Obligor are true in all respects.

4.3	Maximum number of Loan(s)

The Loan shall be made available to the Borrower in one amount.

4.4	Waiver of conditions precedent

The conditions specified in this Clause 4 are solely for the benefit of the Lenders and may be waived on their behalf in whole or in part and with or without conditions by the Agent (acting on the instructions of the Majority Lenders).

5	UTILISATION

5.1	Delivery of the Drawdown Notice

The Borrower may utilise the Facility by delivery to the Agent a duly completed Drawdown Notice not later than 10:00 hours two (2) Business Days prior to the proposed Drawdown Date (or such shorter period as may be agreed between the Borrower and the Agent).

5.2	Completion of the Drawdown Notice

The Drawdown Notice is irrevocable and will not be regarded as having been duly completed unless:

a)	the proposed Drawdown Date is a Business Day within the Availability Period;

b)	the currency and amount of the Loan comply with Clause 5.3 (Currency and amount); and

c)	the proposed Interest Period complies with Clause 9 (Interest Periods).

5.3	Currency and amount

a)	The currency specified in the Drawdown Notice must be USD.

b)	The amount of the proposed Loan must be in any event such that its amount in USD is less than or equal to the Available Facility.

5.4	Lenders’ participation

a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in the Loan available by the Drawdown Date through its Facility Office.

b)	The amount of each Lender’s participation in the Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

5.5	Cancellation of Commitment

The unutilized amount of the Total Commitments shall be immediately cancelled at the expiry of the Availability Period.

6	REPAYMENT

6.1	Repayment

6.1.1	The Loan

The Borrower shall repay the Loan in equal quarterly consecutive installments, each being in an amount of USD 625,000, the first installment falling due three (3) months after the Drawdown Date. A balloon repayment in the amount of the outstanding balance of the Loan shall be due and payable together with the final installment on the Final Maturity Date.

6.1.2	Final Repayment

All amounts due and outstanding hereunder shall be repaid in full at the Final Maturity Date.

6.2	Re-borrowing

The Borrower may not re-borrow any part of the Loan which is repaid.

7	PREPAYMENT AND CANCELLATION

7.1	Mandatory prepayment – Total Loss or sale

If the Vessel is sold, shall suffer a Total Loss or upon any other disposition of the Vessel, the Borrower shall be obliged to prepay the Facility in full:

a)	in case of a sale or other disposition, on or before the date on which the sale is completed by delivery of the Vessel to the buyer; or

b)
in the case of a Total Loss, on the earlier of the date falling one hundred and eighty (180) days after the Total Loss Date and the receipt by the Agent (on behalf of the Finance Parties and the Swap Bank) of the proceeds of Insurance relating to such Total Loss (or in the event of a requisition for title of such Vessel, immediately after the occurrence of such requisition of title).

7.2	Mandatory prepayment – Market Value

a)
If the Market Value falls below one hundred and thirty per cent (130%) of the Loan at any time, the Borrower shall upon written demand from the Agent, unless otherwise agreed with the Agent (on behalf of the Lenders) within fifteen (15) Business Days, either:

(i)	prepay the Loan or a part of the Loan (as the case may be); or

(ii)	provide the Lenders with such additional security, in form and substance satisfactory to the Agent (on behalf of the Lenders),

required to restore the aforesaid ratio.

b)
Any additional security provided pursuant to this Clause 7.2 shall be released at the Borrower’s request and expense if, after such release, the conditions set out in this Clause 7.2 will be satisfied and no Event of Default has occurred or is outstanding at such time or occurs as a consequence of such release.

7.3	Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations under a Finance Document or to fund or maintain its participation in the Loan:

a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

b)	upon the Agent notifying the Borrower, the Commitment of that Lender will be immediately cancelled; and

c)	the Borrower shall prepay that Lender’s participation in the Loan on:

(i)	the last day of the Interest Period for the Loan; or

(ii)	if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

7.4	Voluntary prepayment

a)
The Borrower may, if it gives the Agent not less than three (3) Business Days prior written notice, prepay the whole or any part of the Loan (but if in part, being an amount of minimum USD 500,000 and in integral multiples of USD 500,000).

b)	The Loan may only be prepaid after the last day of the Availability Period (or, if earlier, the day on which the applicable Available Facility is zero).

c)
Any prepayment under this Clause 7.4 shall satisfy the obligations under Clause 6.1.1 (The Loan) on a pro rata basis (excluding the balloon) and shall reduce ratably each Lender´s participation in the Loan.

7.5	Right of repayment and cancellation in relation to a single Lender

a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph c) of Clause 12.2 (Tax gross-up); or

(ii)	any Lender claims indemnification from the Borrower under Clause 12.3 (Tax indemnity) or Clause 13 (Increased costs),

the Borrower may, whilst the circumstance giving rise to the requirement for indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loan.

b)	On receipt of a notice referred to in paragraph a) above, the Commitment of that Lender shall immediately be reduced to zero.

c)
On the last day of each Interest Period which ends after the Borrower has given notice under paragraph a) above (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender’s participation in the Loan.

7.6	Restrictions

a)
Any notice of cancellation or prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made, the amount of that cancellation or prepayment and the affected Loan and Commitments.

b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

c)	The Borrower may not reborrow any part of the Facility which is prepaid.

d)	The Borrower shall not repay or prepay all or any part of the Loan or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

e)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

f)	If the Agent receives a notice under this Clause 7.6 it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.

8	INTEREST

8.1	Calculation of interest

a)	The rate of interest on the Loan for each Interest Period is the percentage rate per annum which is the aggregate of:

(i)	the Margin;

(ii)	LIBOR; and

(iii)	Mandatory Cost (if applicable).

b)	Effective interest pursuant to Section 46 of the FA Act has been calculated by the Agent as set out in a separate notice from the Agent to the Borrower.

8.2	Payment of interest

The Borrower shall pay accrued interest on the Loan on the last day of each Interest Period (and if the Interest Period is longer than three (3) months, on the date falling at three (3) months intervals after the first day of the Interest Period).

8.3	Default interest

a)
If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph b) below, is two per cent (2.00%) higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted the Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 8.3 shall be immediately payable by the Obligor on demand by the Agent.

b)	If any overdue amount consists of all or part of the Loan which became due on a day which was not the last day of an Interest Period relating to the Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to the Loan; and

(ii)
the rate of interest applying to the overdue amount during that first Interest Period shall be two per cent (2.00%) higher than the rate which would have applied if the overdue amount had not become due.

c)
Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

d)	If an Event of Default has occurred and is continuing and the Agent has given notice to the Borrower, default interest shall be calculated in accordance with this Clause 8.3.

8.4	Notification of rates of interest

The Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

9	INTEREST PERIODS

9.1	Selection of Interest Periods

a)	The Borrower may select an Interest Period for the Loan in the Drawdown Notice or (if the Loan has already been borrowed) in a Selection Notice.

b)	Each Selection Notice is irrevocable and must be delivered to the Agent by the Borrower not later than 11:00 hours three (3) Business Day before the Quotation Day for that Interest Period.

c)	If the Borrower fails to deliver a Selection Notice to the Agent in accordance with paragraph b) above, the relevant Interest Period will be three (3) months.

d)
The Borrower may select Interest Period(s) of one (1), three (3) or six (6) months however so that the Borrower may only choose up to three (3) one (1) month Interest Periods in any twelve (12) months period (on a rolling basis).

e)	An Interest Period for the Loan shall not extend beyond the Final Maturity Date, but shall be shortened so that it ends on the Final Maturity Date.

f)	Each Interest Period for the Loan shall start on the Drawdown Date or (if already made) on the last day of its preceding Interest Period.

9.2	Non-Business Day

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

9.3	Notification of Interest Periods

The Agent will promptly notify the Borrower and the Lenders of the Interest Periods determined in accordance with this Clause 9.

10	CHANGES TO THE CALCULATION OF INTEREST

10.1	Absence of quotations

Subject to Clause 10.2 (Market disruption) if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by 12:00 hours on the Quotation Day, LIBOR will be determined on the basis of the quotations of the remaining Reference Banks.

10.2	Market disruption

a)
If a Market Disruption Event occurs for any Interest Period, then the rate of interest on each Lender’s share of the Loan for the Interest Period will be the percentage rate per annum which is the sum of:

(i)	the Margin; and

(ii)
the rate notified to the Agent by that Lender as soon as practicable and in any event by close of business on the date falling two (2) Business Days after the Quotation Day (or, if earlier, on the date falling one (1) Business Days prior to the date on which interest is due to be paid in respect of that Interest Period), to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in the Loan from whatever source it may reasonably select

b)	In this Agreement:

“Market Disruption Event” means:

(i)
at or about 11:00 hours on the Quotation Day for the relevant Interest Period LIBOR is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR for the relevant Interest Period; or

(i)
before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in the Loan exceed fifty per cent  (50.00%)) that the cost to it or them of obtaining matching deposits in the London interbank market would be in excess of LIBOR.

10.3	Alternative basis of interest or funding

a)
If a Market Disruption Event occurs and the Agent or the Borrower so require, the Agent and the Borrower must enter into negotiations (for a period of not more than thirty (30) days) with a view to agreeing a substitute basis for determining the rate of interest.

b)	Any alternative basis agreed pursuant to paragraph a) above will, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

10.4	Break Costs

a)
The Borrower shall, within three (3) Business Days of demand by a Finance Party, pay to that Finance Party its Break Cost attributable to all or any part of the Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for the Loan or Unpaid Sum.

b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Cost for any Interest Period in which they accrue.

11	FEES

11.1	Commitment fee

The Borrower shall pay to the Agent (for distribution among the Lenders) a commitment fee of forty per cent (40%) of the Margin on the undrawn portion of the Total Commitments, accruing from 28 April 2011 and payable quarterly in arrears on each Accounting Date and on the last date of the Availability Period or on the date the Total Commitment is cancelled in full (whichever is earlier).

11.2	Arrangement fee

The Borrower shall pay to the Agent a non-refundable arrangement fee in an amount equal to one point twenty-five per cent (1.25%) of the Total Commitments, payable on the date of this Agreement.

12	TAX GROSS UP AND INDEMNITIES

12.1	Definitions

a)	In this Clause 12:

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).

“Treaty Lender” means, in respect of a jurisdiction, a Lender entitled under the provisions of a double taxation treaty to receive payments of interest from a person resident in that jurisdiction without a Tax Deduction (subject to completion of any necessary procedural formalities).

b)	Unless a contrary indication appears, in this Clause 12 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

12.2	Tax gross-up

a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

b)
The Borrower must, promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction), notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender, it must notify the Borrower and that Obligor.

c)
If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor will be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

d)
An Obligor is not required to make an increased payment to a Lender under paragraph c) above for a Tax Deduction in respect of tax imposed on a payment of interest on the Loan, if that Lender is a Treaty Lender and the Obligor (or the Borrower) is able to demonstrate that the Tax Deduction is required to be made as a result of the failure of that Treaty Lender to comply with its obligations under paragraph g) below.

e)
If an Obligor is required to make a Tax Deduction, it must make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

f)
Within thirty (30) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction or payment must deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

g)
A Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

12.3	Tax indemnity

a)
The Borrower must (within three (3) Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

b)	Paragraph a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party;

(A)
under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by any increased payment under Clause 12.2 (Tax gross-up); or

(B)	would have been compensated for by an increased payment under Clause 12.2 (Tax gross-up) but was not so compensated solely because the exclusions in paragraph d) of Clause 12.2 (Tax gross-up) applied.

c)
A Protected Party making, or intending to make, a claim under paragraph a) above must promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent must notify the Borrower.

d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 12.3, notify the Agent.

12.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

b)	that Finance Party has obtained, utilised and retained a Tax Credit,

then that Finance Party must pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

12.5	Stamp taxes

The Borrower shall pay and, within three (3) Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

12.6	Value added tax

a)
All amounts set out, or expressed in a Finance Document to be payable by any Party under a Finance Document to a Finance Party which (in whole or in part) constitute the consideration for any supply or supplies for VAT purposes are deemed to be exclusive of any VAT which is or becomes chargeable on such supply or supplies, and accordingly, subject to paragraph b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document and the Finance Party is required to account for the VAT, that Party must pay to the Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party).

b)
If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party other than the Recipient (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration), the Relevant Party must also pay to the Supplier (if that Supplier is required to account for the VAT) or the Recipient (if the Recipient is required to account for the VAT) (in addition to and at the same time as paying that amount) an amount equal to the amount of VAT. The Recipient must promptly pay to the Relevant Party an amount equal to any credit or repayment from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply.

Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any costs or expenses, that Party shall also at the same time reimburse or indemnify (as the case may be) that Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that neither it nor any other member of any group of which it is a member for VAT purposes is entitled to credit or repayment from the relevant tax authority in respect of the VAT.

13	INCREASED COSTS

13.1	Increased costs

a)
Subject to Clause 13.3 (Exceptions) the Borrower shall, within three (3) Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

b)	In this Agreement “Increased Costs” means:

(i)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

13.2	Increased cost claims

a)
A Finance Party intending to make a claim pursuant to Clause 13.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

13.3	Exceptions

Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:

a)	attributable to a deduction or withholding for or on account of Tax from a payment under a Finance Document required by law to be made by an Obligor;

b)	compensated for by Clause 12.2 (Tax gross-up) or Clause 12.3 (Tax indemnity);

c)	compensated for by the payment of the Mandatory Cost; or

d)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

14	OTHER INDEMNITIES

14.1	Currency indemnity

a)
If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three (3) Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

14.2	Other indemnities

The Borrower shall (or shall procure that an Obligor will), within three (3) Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

a)	the occurrence of any Event of Default;

b)
a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 29 (Sharing among the Finance Parties);

c)
funding, or making arrangements to fund, its participation in the Loan requested by the Borrower in a Drawdown Notice but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

d)	the Loan (or part of the Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

14.3	Indemnity to the Agent

The Borrower shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

a)	investigating any event which it reasonably believes is a Default; or

b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

15	MITIGATION BY THE LENDERS

15.1	Mitigation

a)
Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.3 (Illegality), Clause 12 (Tax gross-up and indemnities) or Clause 13 (Increased costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

b)	Paragraph a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

15.2	Limitation of liability

a)	The Borrower shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 15.1 (Mitigation).

b)	A Finance Party is not obliged to take any steps under Clause 15.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

16	COSTS AND EXPENSES

16.1	Transaction expenses

The Borrower shall promptly on demand pay to the Agent the amount of all costs and expenses (including, but not limited to, external legal fees (including VAT) and out-of-pocket expenses) reasonably incurred by it in connection with the negotiation, preparation, printing, entry into, execution, syndication or distribution of information of:

a)	this Agreement and any other documents referred to in this Agreement (whether or not any such document are actually executed and whether or not all or any part of the Facility is advanced); and

b)	any other Finance Documents executed after the date of this Agreement,

16.2	Amendment costs

If a) an Obligor requests an amendment, waiver or consent or b) an amendment is required pursuant to Clause 30.10 (Change of currency), the Borrower shall, within three (3) Business Days of demand, reimburse the Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.

16.3	Enforcement costs

The Borrower shall, within three (3) Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

17	GUARANTEE AND INDEMNITY

17.1	Guarantee and Indemnity

The Guarantor irrevocably and unconditionally jointly and severally:

a)
guarantees to each Finance Party and the Swap Bank as and for its own debt (No. selvskyldner) and not merely as surety the punctual performance by the Borrower of all its obligations under the Finance Documents and any Swap Agreements;

b)
undertakes with each Finance Party and the Swap Bank that whenever the Borrower does not pay any amount when due under or in connection with any Finance Document or a Swap Agreement (as the case may be), the Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

c)
agrees with each Finance Party and the Swap Bank that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party or the Swap Bank (as the case may be) immediately on demand against any cost, loss or liability suffered by that Finance Party or the Swap Bank (as the case may be) as a result of the Borrower not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document or Swap Agreement on the date when it would have been due.

17.2	Continuing guarantee

a)
This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by the Borrower under the Finance Documents and any Swap Agreement, regardless of any intermediate payment or discharge in whole or in part.

b)	There is no limit on the number of claims that may be made by the Agent on behalf of the Finance Parties or the Swap Bank under this Clause 17.

17.3	Maximum liability

The liability of the Guarantor under this Clause 17 shall be limited to the aggregate of USD 40,500,000, plus any unpaid amount of interest, fees, liability, costs, recovery costs and expenses under the Finance Documents or any Swap Agreement.

17.4	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party or the Swap Bank in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration, judicial management or otherwise, without limitation, then the liability of the Guarantor under this Clause 17 shall continue or be reinstated as if the discharge, release or arrangement had not occurred.

17.5	Waiver of defences

The obligations of the Guarantor under this Clause 17 will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 17 (without limitation and whether or not known to it or any Finance Party or the Swap Bank) including:

a)	any time, waiver or consent granted to, or composition with, any Obligor or any other person;

b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

c)
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

e)
any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or Swap Agreement or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document, Swap Agreement or other document or security;

f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document, Swap Agreement or any other document or security; or

g)	any insolvency or similar proceedings.

17.6	Waiver of rights under the FA Act

Furthermore, the Guarantor specifically waives all rights under the provisions of the FA Act not being mandatory provisions, including (but not limited to) the following provisions (the main contents of the relevant provisions being as indicated in the brackets):

a)	§ 62 (1)(a) (to be notified of any Security the giving of which was a precondition for the advance of the Loan, but which has not been validly granted or has lapsed);

b)	§ 63 (1)–(2) (to be notified of any Event of Default hereunder and to be kept informed thereof);

c)	§ 63 (3) (to be notified of any extension granted to any Obligor in payment of principal and/or interest);

d)	§ 63 (4) (to be notified of an Obligor’s bankruptcy proceedings or debt reorganisation proceedings and/or any application for the latter);

e)	§ 65 (3) (that the consent of the Guarantor is required for the Guarantor to be bound by amendments to the Finance Documents or the Swap Agreements that may be detrimental to its interest);

f)
§ 66 (1)-(2) (that the Guarantor shall be released from its liabilities hereunder if Security which was given, or the giving of which was a precondition for the Loan or the Facility, is released by the Finance Parties or the Swap Bank without the consent of the Guarantor);

g)
§ 66 (3) (that the Guarantor shall be released from its liabilities hereunder if, without their consent, Security the giving of which was a precondition for the Loan or the Facility was not validly granted);

h)	§ 67 (2) (about any reduction of the Guarantor’s liabilities hereunder, since no such reduction shall apply as long as any amount is outstanding under the Finance Documents and Swap Agreements);

i)
§ 67 (4) (that the Guarantor’s liabilities hereunder shall lapse after ten (10) years, as the Guarantor shall remain liable hereunder as long as any amount is outstanding under any of the Finance Documents or Swap Agreements);

j)
§ 70 (as the Guarantor shall have any right of subrogation into the rights of the Finance Parties or the Swap Bank under the Finance Documents or Swap Agreements until and unless the Finance Parties and the Swap Bank shall have received all amounts due or to become due to them under the Finance Documents or Swap Agreements (as the case may be));

k)
§ 71 (as the Finance Parties and the Swap Bank shall have no liability first to make demand upon or seek to enforce remedies against an Obligor or any other Security provided in respect of the Obligors’ liabilities under the Finance Documents or Swap Agreements before demanding payment under or seeking to enforce the obligations of the Guarantor hereunder);

l)	§ 72 (as all interest and default interest due under any of the Finance Documents or Swap Agreements shall be secured by the obligations of the Guarantor hereunder);

m)
§ 73 (1)–(2) (as all costs and expenses related to an Event of Default under this Agreement or an event of default (howsoever described) under any Swap Agreement shall be secured by the obligations of the Guarantor hereunder); and

n)
§ 74 (1)–(2) (as the Guarantor shall make any claim against an Obligor for payment until and unless the Finance Parties and the Swap Bank first shall have received all amounts due or to become due to them under the Finance Documents and Swap Agreements).

17.7	Immediate recourse

The Guarantor waives any right it may have of first requiring any Finance Party or the Swap Bank (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Guarantor under this Clause 17. This waiver applies irrespective of any law or any provision of a Finance Document or Swap Agreement to the contrary.

17.8	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents and Swap Agreements have been irrevocably paid in full, each Finance Party and the Swap Bank (or any trustee or agent on its behalf) may:

a)
refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party or the Swap Bank (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Guarantor shall be not entitled to the benefit of the same; and

b)	hold in an interest-bearing suspense account any moneys received from the Guarantor or on account of the Guarantor’s liability under this Clause 17.

17.9	Deferral of Guarantor’s rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents and Swap Agreements have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents and Swap Agreements:

a)	to be indemnified by an Obligor;

b)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents and Swap Agreements;

c)
to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or the Swap Bank under the Swap Agreements (as the case may be) or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party or the Swap Agreements by the Swap Bank;

d)
to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which the Guarantor has given a guarantee, undertaking or indemnity under this Clause 17;

e)	to exercise any right of set-off against any Obligor; and/or

f)	to claim or prove as a creditor of any Obligor in competition with any Finance Party or the Swap Bank.

If the Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties or the Swap Bank (as the case may be) by the Obligors under or in connection with the Finance Documents or any Swap Agreement (as the case may be) to be repaid in full on trust for the Finance Parties or the Swap Bank (as the case may be) and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 30 (Payment mechanics) of this Agreement.

17.10	Additional security

This Guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party or the Swap Bank.

18	SECURITY

18.1	Security - Loan

The Obligors’ obligations and liabilities under this Agreement, including (without limitation) the Obligors’ obligation to repay the Facility together with all unpaid interest, default interest, commissions, charges, expenses, recovery costs and any other derived liability whatsoever of the Obligors towards the Finance Parties in connection with this Agreement, shall at any time until all amounts due to the Finance Parties hereunder have been paid and/or repaid in full, be secured by:

a)	the Mortgage;

b)	the Assignment Agreement;

c)	the Share Pledge Agreement;

d)	the Guarantee;

e)	the Technical Manager’s Undertakings; and

f)	the Swap Agreement Assignments.

18.2	Perfection etc.

The Obligors undertakes to ensure that the above Security Documents are being duly executed by the parties thereto in favour of the Agent (on behalf of the Finance Parties), legally valid and in full force and effect, and to execute or procure the execution of such further documentation as the Agent may reasonable require in order for the Finance Parties to maintain the security position envisaged hereunder.

18.3	Security and subordination – Swap Agreement(s)

a)
The Finance Parties have agreed that the Obligors’ obligations under the Swap Agreement(s), if any, shall be secured by the Security Documents with the rights of the Swap Bank under the Security Documents being fully subordinated to and ranking in all respects after the right of the Agent (on behalf of the Finance Parties) under the Security Documents as set out in Clause 18.1 (Security – Loan).

b)
The obligations of the Obligors against the Swap Bank under any Swap Agreements shall be fully subordinated to and rank in priority after the rights of the Finance Parties under the Finance Documents and so that upon the occurrence of an Event of Default or an event of default (howsoever described under any Swap Agreement), no payments shall be made to the Swap Bank under the Swap Agreements as long as any amount is outstanding under any Finance Document.

18.4	Enforcement of the Security Documents

a)
The Swap Bank undertakes with the Agent (on behalf of the Finance Parties) that it will not take any action to enforce any claim or seek to exercise any of its rights and powers of enforcement under the Security Documents unless:

(i)	the Agent (on behalf of the Finance Parties) shall have given its prior written consent thereto (which the Agent shall have full liberty to withhold); or

(ii)
all monies due or to become due to the Agent and the Finance Parties (including all accrued interest and other monies) under the terms of this Agreement and/or the other Finance Documents have been paid in full to the Agent (on behalf of the Finance Parties).

b)
The Agent (on behalf of the Finance Parties) will notify the Swap Bank as soon as practicable if it intends to enforce any of its rights or powers under the Security Documents (other than its right to demand payment of any monies secured thereby) whereupon the Swap Bank shall have the option (to be exercised immediately upon receipt of such notification if there is a case of emergency and the Agent (on behalf of the Finance Parties) has to act without delay, or otherwise within fifteen (15) Business Days from receipt of such notification during which period the Agent (on behalf of the Finance Parties) will not complete enforcement of any of its said rights and powers) of paying to the Agent within the said fifteen (15) Business Days all monies due to the Finance Parties under this Agreement, the Finance Documents and the Security Documents against an assignment and transfer (on a non-recourse basis) of this Agreement and the Security Documents that may be transferable to, and at the expense of, the Swap Bank. Such assignment and transfer of this Agreement and the Security Documents shall be without any express or implied warranty or representation by the Agent or any of the other Finance Parties as to the validity or enforceability of this Agreement and/or the Security Documents and/or such related documents or as to the recoverability of any moneys thereunder. The Agent shall not be liable to the Swap Bank for any failure or delay in giving notice of its intention to enforce and shall not be liable to the Swap Bank in respect of any loss, damage or liability incurred by the Swap Bank arising out of or in connection with the Agent’s failure or delay in giving such notice.

c)
Without prejudice to this Clause 18.4, nothing herein shall preclude the right of the Agent to demand payment of any money secured by the Security Documents or preclude the Agent from taking any action whatsoever in accordance with the Security Documents.

d)
Nothing herein shall preclude the right of the Swap Bank to demand and/or receive payments of any monies secured by the Security Documents or performance of other obligations set out in any Swap Agreement (hereunder the un-winding of swap transactions thereunder), always as long as such action does not interfere with the rights of the Finance Parties and is not inconsistent with its obligations contained in this Agreement (including, but not limited to, Clause 18.3 (Security and subordination – Swap Agreement(s)).

19	REPRESENTATIONS AND WARRANTIES

Each Obligor makes the representations and warranties set out in this Clause 19 to each Finance Party.

19.1	Status

a)
It is a corporation, duly incorporated and validly existing (and where applicable) in good standing under the law of its jurisdiction of incorporation, in each case with perpetual corporate existence and the power to sue and be sued.

b)	It has the power to own its assets and carry on its business as it is being conducted.

19.2	Binding obligations

The obligations expressed to be assumed by it in each Transaction Document are legal, valid, binding and enforceable obligations of it subject to applicable laws regarding creditors’ rights in general.

19.3	Ownership

The Borrower is a wholly owned Subsidiary of the Guarantor.

19.4	No conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Transaction Documents to which it is a party do not and will not conflict with:

a)	any law or regulation applicable to it (including, without limitation, the Directive 91/308/EEC of the Council of the European Communities implemented to combat “money laundering”);

b)	any constitutional documents of such Obligor; or

c)	any agreement or document binding upon it or any of its assets.

19.5	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary actions to authorise its entry into, performance and delivery of, the Transaction Documents to which it is a party and the transactions contemplated by those Transaction Documents.

19.6	Validity and admissibility in evidence

All Authorisations required:

a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Transaction Documents to which it is a party; and

b)	to make the Transaction Documents to which it is a party admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected and are in full force and effect.

19.7	Taxes

It has complied with all taxation laws in all jurisdictions where it is subject to taxation and has paid all Taxes and other amounts due to governments and other public bodies which are final and uncontested. No claims are being asserted against it with respect to any Taxes or other payments due to public or governmental bodies.

19.8	Deduction of Tax

To the best of their knowledge and belief and without undue enquiry, it is not required to make any deduction or withholding for or on account of Tax from any payment it may be obliged to make under to any of the Finance Parties under any Finance Document.

19.9	No filing or stamp taxes

Save as may be otherwise disclosed in any legal opinion to be delivered pursuant to Clause 4 (Conditions precedent), under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

19.10	No Default

a)
No Event of Default is continuing or might reasonably be expected to result from the entry into of, or the performance of any transaction (including, without limitation, the making of the Loan) contemplated by, any Finance Document.

b)
No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or to which its assets are subject which has or is reasonably likely to have a Material Adverse Effect.

19.11	No misleading information

a)
Any factual information provided by an Obligor to the Finance Parties for the purposes of this Agreement was true and accurate in all material respects as at the date it was provided (if appropriate) or as at the date (if any) at which it is stated to be given, and do not contain any misstatement of fact or omit to state a fact making such information materially misleading.

b)
No Obligor is aware of any material facts or circumstances which have not been disclosed to the Finance Parties and which might, if disclosed, have reasonably been expected to adversely affect the decision of a person considering whether or not to make the Facility available to the Borrower.

19.12	Financial statements

Its audited financial statements most recently delivered to the Agent (which, in the case of the Guarantor, at the date of this Agreement, are the Original Financial Statements):

a)	have been prepared in accordance with IFRS consistently applied; and

b)	give a true and fair view of its financial condition (consolidated, if applicable) as at the date to which they were drawn up,

unless (in the case of the Original Financial Statements only) disclosed to the contrary in those financial statements or otherwise expressly disclosed in writing to the contrary to the Agent before the date of this Agreement.

19.13	No material adverse change

There has been no material adverse change in the financial condition of any of the Obligors since the dates of the Original Financial Statements.

19.14	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other present and future unsecured and unsubordinated creditors, except for obligations preferred by mandatory law applying to companies generally.

19.15	Litigation

No material litigation, investigation, arbitration or administrative proceedings against any Obligor are current or, to its best knowledge and belief, pending or threatened on or before any court, arbitral body or agency which have or, if adversely determined, are reasonably likely to have a Material Adverse Effect.

19.16	No existing Security

Save as described in Clause 18 (Security) and as approved by the Agent (on behalf of the Finance Parties), no Security exists over all or any of the present or future revenues or assets of the Borrower.

19.17	No immunity

a)
The entry into by it of each Transaction Document constitutes, and the exercise by it of its rights and performance of its obligations under each Finance Document will constitute, private and commercial acts performed for private and commercial purposes.

b)	It will not be entitled to claim immunity from suit, execution, attachment or other legal process in any proceedings taken in its jurisdiction of incorporation in relation to any Transaction Document.

19.18	No winding-up etc.

None of the Obligors has taken any corporate action nor have any other steps or action been taken or legal proceedings been started or threatened against any of them for their reorganisation, winding-up, insolvency, dissolution, judicial management or administration or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of any of them or any or all of their respective assets.

19.19	Environmental compliance

The Obligors and the Technical Manager have performed and observed in all respects all Environmental Laws, Environmental Approvals and all other covenants, conditions, restrictions or agreements directly or indirectly concerned with any contamination, pollution or waste or the release or discharge of any toxic or hazardous substance in connection with the Vessel.

19.20	Environmental Claims

No Environmental Claim has been commenced or (to the best of the Obligors’ knowledge and belief) is threatened against any of the Obligors or the Technical Manager where that claim would be reasonably likely, if adversely determined, to have a Material Adverse Effect.

19.21	ISM Code and ISPS Code compliance

All requirements of the ISM Code and the ISPS Code as they relate to any Obligor, the Technical Manager and the Vessel have been complied with in all respects.

19.22	The Vessel

The Vessel will on the Drawdown Date be:

a)
in the absolute ownership of the Borrower free and clear of all encumbrances (other than current crew wages and the Mortgage) and the Borrower will be the sole, legal and beneficial owner of the Vessel;

b)	registered in the name of the Borrower with the relevant Approved Ship Registry under the laws and flag applicable for the relevant Approved Ship Registry;

c)	operationally seaworthy in every way and fit for service; and

d)	classed with Det Norske Veritas (or other IACS classification society) free of all overdue requirements and other recommendations.

19.23	No money laundering

It is acting for its own account in relation to the Loan and in relation to the performance and the discharge of its obligations and liabilities under the Finance Documents and the transactions and other arrangements effected or contemplated by the Finance Documents to which any Obligor is a party, and the foregoing will not involve or lead to contravention of any law, official requirement or other regulatory measure or procedure implemented to combat money laundering (as defined in Article 1 of the Directive (91/308/EEC) and Directive 2001/97 of the European Parliament and of 4 December 2001 amending Council Directive 91/308).

19.24	Governing law and enforcement

a)	The choice of Norwegian law as the governing law of this Agreement and the relevant laws of the Security Documents will be recognised and enforced in its jurisdiction of incorporation.

b)	Save as otherwise stated in any legal opinions, any judgment obtained in Norway in relation to this Agreement will be recognised and enforced in its jurisdiction of incorporation.

c)
Save as otherwise stated in any legal opinions, any judgment obtained in the relevant jurisdiction in relation to the Security Documents will be recognised and enforced in its jurisdiction of incorporation.

19.25	No breach of laws

It has not breached any law or regulation which breach has or is reasonably likely to have a Material Adverse Effect.

19.26	Times when representations are made

a)	All the representations and warranties in this Clause 19 are made by each Obligor on the date of this Agreement.

b)	All the representations and warranties in this Clause 19 are deemed to be made by each Obligor on the Drawdown Date.

c)	Unless a representation and warranty is expressed to be given at a specific date, each Repeating Representation is deemed to be repeated by each Obligor on the first day of each Interest Period; and

d)
Each Repeating Representation deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances existing at the date when such representation and warranty is deemed to be made.

20	INFORMATION UNDERTAKINGS

The undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

20.1	Financial statements

a)	The Borrower and the Guarantor shall electronically supply to the Agent:

(i)	its audited consolidated financial statements prepared in accordance with IFRS for each of its financial years; and

(ii)	(in respect of the Guarantor only) its unaudited consolidated financial statements prepared in accordance with IFRS for each consecutive three (3) month period ending on an Accounting Date.

b)	All financial statements and information referred to in paragraph a) above must be supplied:

(i)	in the case of the audited consolidated financial statements, in any event within one hundred and eighty days (180) days after the end of each of its financial years; and

(ii)	in the case of the interim consolidated financial statements, within sixty (60) days after the relevant Accounting Date.

20.2	Requirements as to financial statements

a)
The Obligors must ensure that each set of financial statements delivered by it pursuant to Clause 20.1 (Financial statements) gives (if audited) a true and fair view of, or (if unaudited) fairly represents, the financial condition (consolidated or otherwise) of the relevant person as at the date as at which those financial statements were drawn up.

b)
It is agreed that in the event of future changes to IFRS in relation to the International Account Standards relating to leases, and specifically under the standards set out in IAS 17, all references in this Agreement to balance sheet items shall be calculated according to the standards set out in IAS 17 in effect at the date of this Agreement.

c)	If requested by the Agent, the Obligors must deliver to the Agent

(i)
sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Finance Parties to make a proper comparison between the financial position shown by the set of financial statements prepared on the changed basis and its most recent audited financial statements delivered to the Agent under this Agreement.

d)
If requested by the Agent or the Obligors, the Obligors and the Agent must enter into discussions for a period of not more than thirty (30) days to agree such amendments required to be made to this Agreement to place the Obligors and the Lenders in the same position as they would have been in if the change to its financial statements had not happened. Any agreement between the Obligors and the Agent will be, with the prior consent of the Majority Lenders, binding on all the Parties.

20.3	Compliance Certificate

a)
The Obligors shall supply to the Agent, with each set of financial statements delivered pursuant to paragraph a) (ii) of Clause 20.1 (Financial statements), a Compliance Certificate A (with supporting schedules) setting out (in reasonable detail) computations as to compliance with Clause 21 (Financial covenants) as at the date as at which those financial statements were drawn up.

b)
The Obligors shall supply to the Agent no later than ten (10) days after the end of each Accounting Date, a Compliance Certificate B (with supporting schedules) in respect of compliance with Clause 23.3 (Minimum Market Value) as at each Accounting Date.

c)	Each Compliance Certificate shall be signed by the chief financial officer of the Guarantor.

20.4	Year-end

The Obligors must not change their financial year end without the prior written consent of the Agent (on behalf of the Lenders).

20.5	Information - miscellaneous

Each of the Obligors shall notify the Agent and/or supply to the Agent electronically:

a)
copies of all documents dispatched by any of the Obligors to its shareholders or creditors generally at the same time as they are dispatched (unless such documentation is publicly available at the Guarantor’s web-site (www.dhtankers.com));

b)
immediately upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any of the Obligors, and which might, if adversely determined, have a Material Adverse Effect; and

c)	immediately such further information regarding the business and operations (financial or otherwise) of any of the Obligors as requested by the Agent.

20.6	Notification of default

a)
Each Obligor shall notify the Agent of any Default or Event of Default or any event which will materially adversely affect the ability of an Obligor to perform its obligations under any Finance Document to which it is a party (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

b)
Promptly upon a request by the Agent, the Obligors shall supply to the Agent a certificate, signed by two (2) of its authorised signatories on its behalf, certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

20.7	Notification of Environmental Claims

The Obligors shall inform the Agent in writing as soon as reasonably practicable upon becoming aware of the same:

a)	if any Environmental Claim has been commenced or (to the best of an Obligors’ knowledge and belief) is threatened against any Obligor, the Technical Manager or the Vessel; and

b)	of any fact and circumstances which will or are reasonably likely to result in any Environmental Claim being commenced or threatened against the Borrower, the Technical Manager or the Vessel,

where the claim would be reasonably likely, if determined against any Obligor, the Technical Manager or the Vessel, to have a Material Adverse Effect.

20.8	“Know your customer” checks

a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

b)
Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

21	FINANCIAL COVENANTS

21.1	Financial definitions

In this Agreement:

a)
“Adjusted Tangible Net Worth” means an amount equal to the “Consolidated Total Stockholders’ Equity” of the Guarantor (as shown in the Guarantor’s Latest Balance Sheet) (adding thereon the value of Current Bareboat Charters), less the goodwill, patents, trademarks, licenses and all other assets of the Guarantor which would be treated as intangible under IFRS (if any), and adjusted to reflect the market valuations of the vessels of the Guarantor.

b)
“Cash” means, at any date of determination under this Agreement, the aggregate value of the equivalent in USD of the Guarantor’s (on a consolidated basis) credit balances on any deposit, savings or current account and cash in hand, but excluding any such credit balances and cash being blocked or restricted at any time.

c)	“Cash Equivalents” means, on any date, the aggregate of the equivalent in USD on such date of the then current market value of:

(i)	debt securities which are publicly traded on a major stock exchange or investment market (valued as at any applicable date of determination) and rated at least “A” with S&P; and

(ii)
the total amount which, as at such date, the Guarantor (on a consolidated basis) is entitled to draw under any credit facility with a major international bank or financial institution at any date for determination under this Agreement, including this Agreement, for a term of more than twelve (12) months and not subject to any conditions with which it or any other relevant party would not be able to comply at such time, but excluding any of those assets being subject to a Security at any time.

b)	“Current Bareboat Charters” means

(i)
the bareboat charter in respect of MV “Overseas Newcastle” (IMO number 9219056) which has been afforded a value of USD 10,887,717 which shall amortise on a straight-line basis by USD 239,290 per month for a period of forty-five point five (45.5) months, commencing on 1 January 2011; and

(ii)
the bareboat charter in respect of MV “Overseas London” (IMO number 9198666) which has been afforded a value of USD 20,537,890 which shall amortise on a straight-line basis by USD 243,052 per month for a period of eighty-four point five (84.5) months, commencing on 1 January 2011.

c)
“Latest Balance Sheet” means, at any date, the consolidated balance sheet of the Guarantor most recently delivered to the Agent pursuant to Clause 20.1 (Financial statements) and/or most recently made publicly available.

d)
“Value Adjusted Total Assets” means an amount which is equal to the “Consolidated Total Assets” of the Guarantor (as shown in the Latest Balance Sheet) (adding thereon the value of Current Bareboat Charters), less the goodwill, patents, trademarks, licenses and all other assets of the Guarantor which would be treated as intangible under IFRS (if any), and adjusted to reflect the market valuations of the vessels of the Guarantor. The market value of such vessels to be established semi-annually by two (2) Approved Ship Brokers and copies of such valuations shall be submitted to the Agent on request.

e)	“Working Capital” means, on any date, current assets less current liabilities.

21.2	Cash and Cash Equivalents

The Guarantor (on a consolidated basis) shall at all times maintain Cash and Cash Equivalents of minimum USD 20,000,000.

21.3	Adjusted Tangible Net Worth

The Adjusted Tangible Net Worth of the Guarantor (on a consolidated basis) shall at all times be at least USD 100,000,000.

21.4	Value Adjusted Tangible Net Worth

The Value Adjusted Tangible Net Worth of the Guarantor (on a consolidated basis) shall at all times be no less than twenty-five per cent (25%) of the Value Adjusted Total Assets of the Guarantor (on a consolidated basis).

21.5	Working Capital

The Working Capital of the Borrower shall at all times, following delivery of the Vessel to the Borrower, be positive.

22	GENERAL UNDERTAKINGS

The undertakings in this Clause 22 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

22.1	Authorisations etc.

Each Obligor shall promptly:

a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

b)	supply copies (certified if requested by the Agent) to the Agent of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

22.2	Compliance with laws etc.

Each Obligor must comply in all material respects with all laws and/or regulations to which it is or may be subject.

22.3	Pari passu ranking

Each Obligor must ensure that its obligations under the Finance Documents at all times rank at least pari passu with all its other present and future unsecured obligations, except for those obligations mandatorily preferred by law applying to companies generally.

22.4	Title

The Borrower will hold legal title to and own the entire beneficial interest in the Vessel, the Insurances, the Earnings and the Earnings Account, free of all Security and other interests and rights of every kind, except for those created by the Financial Documents and as set out in Clause 22.5 (Negative pledge).

22.5	Negative pledge

a)
The Borrower shall not create or permit to subsist any Security over the Vessel, the Earnings, Insurances, the Earnings Accounts, the Intercompany Claims nor upon any of its present or future assets, rights or revenues (including, without limitation, accounts receivable), other than:

(i)	Security under the Security Documents; and

(ii)	any Permitted Liens.

b)	The Guarantor shall not create or permit to subsist any Security over any of the shares in the Borrower (other than the Security created under the Security Documents).

22.6	Borrowings

The Borrower shall not enter into new Financial Indebtedness other than:

a)	Financial Indebtedness under this Agreement; and

b)
intra-Group loans which shall be fully subordinated to the obligations of the Obligors under this Agreement and on terms and conditions acceptable to the Agent (on behalf of the Lenders). In the event that the Agent (on behalf of the Finance Parties and the Swap Bank) exercises its rights under the Share Pledge Agreement, any such intra-Group loans shall be deleted or converted into equity in the Borrower.

22.7	Interest hedging

a)	The Borrower shall not enter into any hedging arrangements or Swap Agreements with other parties than the Swap Bank, subject to such interest hedging arrangements being offered on competitive terms.

b)
If the Swap Bank cannot offer hedging arrangements and Swap Agreements on competitive terms, the Borrower may conclude interest hedging arrangements and Swap Agreements with other parties than the Swap Bank (or its Affiliates). Any such hedging agreements shall not be subject of any Security under any of the Security Documents.

22.8	Disposals

The Borrower shall not sell, lease, transfer or otherwise dispose of, by one or more transactions or series of transactions (whether related or not), the whole or any part of its interest in the Vessel, the Earnings, the Insurances, the Earnings Accounts or the Intercompany Claims nor otherwise dispose of all or any substantial part of its assets without the prior written consent of the Agent (on behalf of the Lenders).

22.9	Restriction on Borrower’s activity

The Borrower shall not, without the prior written consent of the Majority Lenders, engage in any activity other than the ownership of the Vessel.

22.10	Investment restrictions

The Borrower shall not in a single or in a series of transactions (whether related or not), make any new investments other than (i) time deposits with DnB NOR Bank ASA, (ii) investments  not exceeding an amount of USD 3,000,000 in the aggregate or (iii) with the prior written consent of the Agent (on behalf of the Lenders).

22.11	Change of business

The Borrower shall ensure that no substantial change is made to the general nature of its business from that carried out at the date of this Agreement, without the prior written consent of the Agent (on behalf of the Majority Lenders).

22.12	No mergers etc.

None of the Obligors shall enter into any merger amalgamation, voluntary liquidation in lieu of merger, de-merger, split-up, divest, consolidation with or into any other person or be the subject of any reconstruction without the prior consent of the Agent (on behalf of the Lenders) (such consent not to be unreasonably withheld).

22.13	Ownership

The Borrower shall at all times be directly or indirectly owned one hundred per cent (100%) by the Guarantor.

22.14	Stocklisting of the Guarantor

The Guarantor shall remain listed at the New York Stock Exchange or another stock exchange acceptable to the Lenders for the duration of this Agreement.

22.15	Transaction Documents

The Obligors shall procure that none of the Transaction Documents are amended or terminated, or any waiver or any material terms thereof are agreed thereunder without the prior written consent of the Agent (on behalf of the Finance Parties).

22.16	No change of name etc.

None of the Obligors shall change their name, jurisdiction of incorporation or type of organization without the prior written consent of the Agent (on behalf of the Lenders) (such consent not to be unreasonably withheld).

22.17	Taxation

Each Obligor shall pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that such payment is being contested in good faith or can be lawfully withheld.

22.18	Accounts

The Borrower shall maintain all its accounts (including the Earnings Account, unless otherwise agreed upon by the Agent) with the Agent and procure that all Earnings shall be deposited into the Earnings Account.

23	VESSEL COVENANTS

Each of the Obligors gives the undertakings set out in this Clause 23 to each Finance Party and such undertakings shall remain in force throughout the Security Period.

23.1	Insurances

a)
The Borrower shall maintain or ensure that the Vessel is insured against such risks, including but not limited to, Hull and Machinery, Protection & Indemnity (including maximum cover for pollution liability as normally adopted by the industry for similar vessels, presently USD 1,000,000,000), Hull Interest and/or Freight Interest, Loss of Hire and War Risk insurances (including acts of terrorism and piracy), in such amounts, on such terms and with such insurers, brokers and clubs as the Agent shall approve from time to time.

b)
The value of each of the Hull and Machinery insurance for the Vessel shall cover at least eighty per cent (80.00%) of the Market Value of the Vessel and the aggregate insurance value of the Vessel (except Protection & Indemnity), shall be at least equal to the higher of the Market Value and one hundred and twenty per cent (120.00%) of the Loan.

c)
The Borrower shall procure that the Agent (on behalf of the Finance Parties and the Swap Bank) is noted as first priority mortgagee in the insurance contracts, together with the confirmation from the underwriters to the Agent thereof that the notice of assignment with regards to the Insurances and the loss payable clauses are noted in the insurance contracts and that standard letters of undertaking are executed by the insurers.

d)
Not later than fourteen (14) days prior to the expiry date of the relevant Insurances, the Borrower shall procure the delivery to the Agent of a certificate from the insurance broker(s) through whom the Insurances referred to in paragraph a) have been renewed and taken out in respect of the Vessel with insurance values as required by paragraph b), that such Insurances are in full force and effect and that the Agent (on behalf of the Finance Parties and the Swap Bank) have been noted by the relevant insurers.

e)
The Agent (on behalf of the Lenders) may, for the account of the Borrower, take out a Mortgagee’s Interest Insurance and Mortgagee Interest Insurance Additional Perils (covering one hundred and ten per cent (110.00%) of the Loan) relevant to the Vessel, and the Borrower shall reimburse to the Agent any and all sums paid as premium in respect of such insurance cover and such cover shall be renewed as necessary to ensure that it is active and valid throughout the Security Period.

f)
If any of the Insurances referred to in paragraph a) form part of a fleet cover, the Borrower shall procure that the insurers shall undertake to the Agent that they shall neither set-off against any claims in respect of the Vessel any premiums due in respect of other vessels under such fleet cover or any premiums due for other insurances, nor cancel this Insurance for reason of non-payment of premiums for other vessels under such fleet cover or of premiums for such other insurances, and shall undertake to issue a separate policy in respect of the Vessel if and when so requested by the Agent.

g)
The Borrower shall procure that the Vessel always is employed in conformity with the terms of the instruments of Insurances (including any warranties expressed or implied therein) and comply with such requirements as to extra premium or otherwise as the insurers may prescribe.

h)	The Borrower will not make any change to the Insurances described under paragraphs a) and b) above without the prior written consent of the Agent (on behalf of the Lenders).

23.2	Classification and repairs

The Borrower shall keep or shall procure that the Vessel is kept in a good, safe and efficient condition consistent with first class ownership and management practice and in particular:

a)
so as to maintain its class at the highest level with Det Norske Veritas or another IACS classification society approved by the Lenders (such approval not to be unreasonably withheld), free of overdue recommendations and qualifications; and

b)
so as to comply with the laws and regulations (statutory or otherwise) applicable to vessels registered under the flag state of the Vessel or to vessels trading to any jurisdiction to which the Vessel may trade from time to time.

23.3	Minimum Market Value

a)	The Market Value of the Vessel shall not at any time be less than one hundred and thirty per cent (130%) of the Loan.

b)
The Borrower shall, at its own expense, arrange for the Market Value of the Vessel to be determined quarterly (or if a Default has occurred, upon the request of the Agent) and shall include the amount of the Market Value in the Compliance Certificate B to be delivered in accordance with paragraph b) of Clause 20.3 (Compliance Certificate B).

23.4	Restrictions on chartering etc.

The Borrower shall not without the prior written consent of the Agent (on behalf of the Majority Lenders):

a)	let the Vessel on bareboat charter for any period;

b)
enter into any charter agreements or arrangements for a period in excess of thirty six (36) months (extensions included) (such consent not to be unreasonably withheld). Any charter agreements or arrangements (including for a period of less than thirty six (36) months) shall be entered into on market terms;

c)	change the Technical Manager (such consent not to be unreasonably withheld);

d)	change the Commercial Manager of the Borrower or the Vessel (such consent not to be unreasonably withheld); or

e)	change the classification society of the Vessel (such consent not to be unreasonably withheld).

23.5	Notification of certain events

The Obligors shall immediately notify the Agent of:

a)	any accident to the Vessel involving repairs where the costs will or is likely to exceed USD 2,000,000 (or the equivalent in any other currency);

b)	any requirement or recommendation made by any insurer or classification society or by any competent authority which is not, or cannot be, immediately complied with;

c)	any exercise or purported exercise of any arrest or lien on the Vessel, the Earnings, the Earnings Account, the Intercompany Claims or the Insurances;

d)	any occurrence as a result of which the Vessel has become or is, by the passing of time or otherwise, likely to become a Total Loss; and

e)	any claim for a material breach of the ISM Code or the ISPS Code being made against any of the Obligors, the Technical Manager or otherwise in connection with the Vessel.

23.6	Operation of the Vessel

The Borrower shall comply, or procure the compliance in all material respects with the ISM Code and the ISPS Code, all Environmental Laws and all other laws or regulations relating to the Vessel, its ownership, operation and management or to the business of Borrower and shall not employ the Vessel nor allow its employment:

a)	in any manner contrary to law or regulation in any relevant jurisdiction including but not limited to the ISM Code and any EU, UN, UK and/or US sanctions (if applicable); and

b)
in the event of hostilities in any part of the world (whether war is declared or not), in any zone which is declared a war zone by any government or by the war risk insurers of the Vessel unless the Borrower has (at its expense) effected any special, additional or modified insurance cover which shall be necessary or customary for first class shipowners trading vessels within the territorial waters of such country at such time and has provided evidence of such cover to the Agent.

Without limitation to the generality of this Clause 23.6, the Borrower shall comply or procure compliance, with, as applicable, all requirements of the International Convention for the Safety of Life at Sea (SOLAS) 1974 as adopted, amended or replaced from time to time including, but not limited to, the STCW 95, the ISM Code or the ISPS Code.

23.7	ISM Code compliance

The Obligors will:

a)	procure that the Vessel remains subject to a SMS for the duration of the Loan;

b)	procure that a valid and current SMC is maintained for the Vessel for the duration of the Loan;

c)	procure that the Technical Manager maintain a valid and current DOC for the duration of the Loan;

d)
promptly upon becoming aware of same notify the Agent in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the SMC of the Vessel or of the DOC of the Technical Manager; and

e)
promptly notify the Agent in writing of (i) any accident  involving the Vessel which may result in the Vessel’s insurers making payment directly to the Agent in accordance with the relevant Security Documents or (ii) any “major non-conformity” as that term is defined in the Guidelines on the Implementation of the International Safety Management Code by Administrations adopted by the Assembly of the International Maritime Organisation pursuant to Resolution A.788(19), and of steps being taken to remedy the situation; and

f)	not without the prior written consent of the Agent (which will not be unreasonably withheld) change the identity of the Technical Manager.

23.8	ISPS Code

The Borrower shall procure compliance, in relation to the Vessel, with the ISPS Code or any replacement of the ISPS Code and in particular, without limitation:

a)	procure that the Vessel and the company responsible for the Vessel’s compliance with the ISPS Code complies with the ISPS Code;

b)	maintain for the Vessel an ISSC; and

c)	notify the Agent immediately in writing upon becoming aware of same of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC for the Vessel.

23.9	Annex VI compliance

The Borrower will:

a)	procure compliance with Annex VI in relation to the Vessel and procure that the Vessel’s masters and other officers are familiar with, and that the Vessel complies with, Annex VI;

b)	maintain a valid and current IAPPC for the Vessel and provide a copy to the Agent; and

c)	immediately upon becoming aware of same notify the Agent in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the IAPPC.

23.10	Inspections and class records

a)
The Borrower shall permit, and shall procure that any charterers permit, one person appointed by the Agent to inspect the Vessel, for as long as no Event of Default has occurred, once a year for the account of the Borrower upon the Agent giving prior written notice, and following the occurrence of an Event of Default at any time at the Borrower’s cost. For as long as no Event of Default has occurred, such inspection shall not interfere with the commercial planning/operation of the Vessel.

b)
The Borrower shall instruct the classification society to send to the Agent, following a written request from the Agent, copies of all class records held by the classification society in relation to the Vessel.

23.11	Surveys

The Borrower shall submit to or cause the Vessel to be submitted to such periodic or other surveys as may be required for classification purposes and to ensure full compliance with regulations of the flag state of the Vessel and to supply or to cause to be supplied to the Agent copies of all survey reports and confirmations of class issued in respect thereof whenever such is required by the Agent, however limited to once a year.

23.12	Arrest etc.

The Borrower shall promptly pay and discharge:

a)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against the Vessel, the Earnings, the Insurances, the Earnings Account or the Intercompany Claims;

b)	all tolls, taxes, dues, fines, penalties and other amounts charged in respect of the Vessel, the Earnings, the Insurances, the Earnings Account or the Intercompany Claims; and

c)	all other outgoings whatsoever in respect of the Vessel, the Earnings and the Insurances,

and forthwith upon receiving a notice of arrest of the Vessel, or its detention in exercise or purported exercise of any lien or claim, the Borrower shall procure its release by providing bail or providing the provision of security or otherwise as the circumstances may require.

23.13	Total Loss

In the event that the Vessel shall suffer a Total Loss, the Borrower shall, within a period of one hundred and eighty (180) days after the Total Loss Date, obtain and present to the Agent, a written confirmation from the relevant insurers that the claim relating to the Total Loss has been accepted in full, and the insurance proceeds shall be applied in prepayment of the Loan in accordance with Clause 7.1 (Mandatory prepayment - Total Loss or sale).

23.14	Flag, name and registry

The Borrower shall not, without the prior written consent of the Agent (on behalf of the Lenders), change the flag, name or registry of the Vessel (such consent not to be unreasonably withheld).

23.15	Environmental compliance

The Obligors shall (and shall procure that the Technical Manager shall) comply in all material respects with all Environmental Laws applicable to it or the Vessel, including without limitation, requirements relating to manning and establishment of financial responsibility and to obtain and comply with all Environmental Approvals applicable to it and/or the Vessel.

24	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 24 is an Event of Default.

24.1	Non-payment

An Obligor does not pay on the due date any amount payable by it pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable, unless:

a)	its failure to pay is caused by:

(i)	administrative or technical error; or

(ii)	a Disruption Event; and

b)	payment is made within five (5) Business Days of its due date.

24.2	Other obligations

a)
An Obligor does not comply with any term of Clause 22.13 (Ownership), Clause 23.1 (Insurances), Clause 23.14 (Flag, name and registry), Clause 24.5 (Insolvency), Clause 24.6 (Insolvency proceedings), Clause 24.7 (Creditor’s process) and Clause 24.13 (Claims against assets): or

b)	an Obligor does not comply with any term of the Finance Documents (other than any term referred to in Clause 24.1 (Non-payment) or in paragraph a) above), unless the non-compliance:

(i)	is capable of remedy; and

(ii)	is remedied within ten (10) days of the earlier of the Agent giving notice of the breach to the Borrower and any Obligor becoming aware of the non-compliance.

24.3	Misrepresentations

A representation, warranty or statement made or deemed to be made or repeated by an Obligor in any Finance Document or in any document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to be incorrect or misleading in any material respect when made or deemed to be repeated.

24.4	Cross default

a)	Any Financial Indebtedness of any of the Obligors is not paid when due nor within any originally applicable grace period.

b)	Any Financial Indebtedness of any of the Obligors is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

c)	Any commitment for any Financial Indebtedness of any of the Obligors is cancelled or suspended by a creditor of any of the Obligors as a result of an event of default (however described).

d)
Any creditor of any of the Obligors becomes entitled to declare any Financial Indebtedness of any of the Obligors due and payable prior to its specified maturity as a result of an event of default (however described).

e)
No Event of Default will occur under this Clause 24.4 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than USD 5,000,000 (in the aggregate) (or its equivalent in any other currency or currencies).

24.5	Insolvency

a)
Any Obligor is, or for the purpose of applicable law is deemed to be, unable to pay its debts as they fall due or becomes insolvent or admits inability or intention not to pay its debts as they fall due.

b)
An Obligor suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

c)	The value of the assets of any of the Obligors is less than its liabilities (taking into account contingent and prospective liabilities).

d)	A moratorium is declared in respect of any indebtedness exceeding an amount of USD 200,000 in the aggregate of any of the Obligors.

24.6	Insolvency proceedings

a)	Except as provided below, any of the following occurs in respect of an Obligor:

(i)	any step is taken with a view to a moratorium or a composition, assignment or similar arrangement with any of its creditors;

(ii)
a meeting of its shareholders, directors or other officers is convened for the purpose of considering any resolution for, to petition for or to file documents with a court or any registrar for, its winding-up, administration, judicial management or dissolution or any such resolution is passed;

(iii)
any person presents a petition, or files documents with a court or any registrar, for its winding-up, administration, judicial management, dissolution or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise);

(iv)	any Security is enforced over any of its assets;

(v)	an order for its winding-up, administration, judicial management or dissolution is made;

(vi)
any liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator, judicial manager or similar officer is appointed in respect of it or any of its assets;

(vii)
its shareholders, directors or other officers request the appointment of, or give notice of their intention to appoint, a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator, judicial manager or similar officer; or

(viii)	any other analogous step or procedure is taken in any jurisdiction.

b)	Paragraph a) above does not apply to:

(i)
a petition for winding-up presented by a creditor which is being contested in good faith and with due diligence and is discharged or struck out within fourteen (14) days or such longer period as approved by the Lenders; or

(ii)
any such steps or proceedings that are frivolous or vexatious and contested by the relevant Obligor in good faith and discharged or struck out within the appropriate statutory time limit in the jurisdiction in which such action is commenced.

24.7	Creditor’s process

Any expropriation, attachment, sequestration, distress, execution or analogous process in any jurisdiction affects any asset(s) of an Obligor and this is reasonable likely to have a Material Adverse Effect.

24.8	Breach of pari passu ranking

The payment obligations of the Obligors under the Finance Documents cease to rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors.

24.9	Effectiveness of Finance Documents

a)	It is or becomes unlawful for any Obligor to perform any of its obligations under the Finance Documents.

b)	Any Finance Document is not effective in accordance with its terms or is alleged by an Obligor to be ineffective in accordance with its terms for any reason.

c)	An Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

24.10	Permits

Any licence, consent, permission or approval required in order to enforce, complete or perform any of the Transaction Documents is revoked, withdrawn, withheld, terminated or modified having a Material Adverse Effect.

24.11	Litigation

Any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced or threatened against any Obligor Group or its assets which has or is reasonably likely to have a Material Adverse Effect.

24.12	Loss of the Vessel

If the Vessel is destroyed, abandoned, confiscated, forfeited, condemned as prize or otherwise becomes a Total Loss, except that a Total Loss shall not be an Event of Default if:

a)	the Vessel is insured in accordance with Clause 23.1 (Insurances): and

b)	no insurer has refused to meet or has disputed the claim for Total Loss and it is not apparent to the Agent in its discretion that any such refusal or dispute is likely to incur; and

c)	payment of the insurance proceeds to the Agent (on behalf of the Finance Parties) is made on or before the date falling one hundred and eighty (180) days after the Total Loss Date.

24.13	Claim against assets

Except for Permitted Liens, if a maritime or other lien, arrest, distress or similar charge is levied upon or against the Vessel and is not discharged within fourteen (14) Business Days (or such longer period as approved by the Lenders) after an Obligor becomes aware of the same.

24.14	Change of ownership in the Borrower

The Borrower is not wholly-owned (directly or indirectly) Subsidiaries of the Guarantor.

24.15	Cessation of business

An Obligor suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a substantial part of its business, or otherwise substantially changes the general nature of its business without the prior written consent of the Majority Lenders.

24.16	Material adverse change

Any event or circumstance occurs which the Majority Lenders reasonably believe has, or is reasonably likely to have, a Material Adverse Effect.

24.17	Acceleration

On and at any time after the occurrence of an Event of Default, the Agent may, and must if so directed by the Majority Lenders, by notice to the Borrower:

a)	cancel all or party of the Total Commitments; and/or

b)	declare that all or part of the Loan, together with accrued interest, fees, commissions and all other amounts accrued or outstanding under the Finance Documents are:

(i)	immediately due and payable; and/or

(ii)	payable on demand by the Agent acting on the instructions of the Majority Lenders,

c)	start enforcement in respect of the Security established by the Security Documents; and/or

d)
take any other action, with or without notice to the Borrower or any of the Obligors, exercise any other right or pursue any other remedy conferred upon the Agent or the Finance Parties by any of the Finance Documents or by any applicable law or regulation or otherwise as a consequence of such Event of Default, and any notice given under this Clause 24 will take effect in accordance with its terms.

25	CHANGES TO THE LENDERS

25.1	Assignments and transfers by the Lenders

Subject to this Clause 25, a Lender (the “Existing Lender”) may assign or transfer any of its rights and obligations to another bank or financial institution (the “New Lender”) subject to the prior written consent of the Borrower (such consent not to be unreasonably withheld and not to be required if an Event of Default has occurred at the time of such assignment or transfer). Such new bank or financial institution shall have a minimum rating of “BBB” at S&P or “Baa” at Moody’s.

25.2	Conditions of assignment or transfer

a)	An assignment will only be effective on:

(i)
receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

(ii)
performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

b)	A transfer will only be effective if the procedure set out in Clause 25.4 (Procedure for transfer) is complied with.

c)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)
as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 12 (Tax gross-up and indemnities) or Clause 13 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

25.3	Limitation of responsibility of Existing Lenders

a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)
has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document;

(ii)	has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(iii)
will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 25; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

25.4	Procedure for transfer

a)
Subject to the conditions set out in Clause 25.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

b)
The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it complies with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

c)	On the Transfer Date:

(i)
to the extent that in the Transfer Certificate the Existing Lender seeks to assign or transfer its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)
each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)
the Agent, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.

25.5	Copy of Transfer Certificate to the Borrower

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Borrower a copy of that Transfer Certificate.

25.6	Disclosure of information

Any Lender may disclose to any of its Affiliates and any other person:

a)	to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

b)
with (or through) whom (including insurer, insurance broker, or direct or indirect provider of credit protection) that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or any Obligor; or

c)	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation,

any information about any Obligor, the Group and the Finance Documents as that Lender shall consider appropriate.

26	CHANGES TO THE OBLIGORS

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

27	ROLE OF THE AGENT

27.1	Appointment of the Agent

a)	Each Finance Party (other than the Agent) and the Swap Bank appoints the Agent to act as its agent under and in connection with the Finance Documents.

b)	Each Finance Party (other than the Agent) and the Swap Bank authorises the Agent to:

(i)
perform the duties and to execute the rights, powers and discretions specifically given to it under the Finance Documents, together with any other incidental rights, powers, authorities and discretions; and

(ii)	execute and enforce each Finance Document to be executed and/or enforced by the Agent on its behalf.

27.2	Duties of the Agent

a)	The Agent has only those duties which are expressly specified in the Finance Documents, and those duties are solely of a mechanical and administrative nature.

b)	The Agent must promptly forward to the person concerned the original or a copy of any document which is delivered to the Agent by a Party for that person.

c)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

d)	Except as provided above, the Agent has no duty:

(i)
either initially or on a continuing basis to provide any Lender with any credit or other information concerning the risks arising under or in connection with the Finance Documents (including any information relating to the financial condition or affairs of any Obligor or its related entities or the nature or extent of recourse against any Party or its assets) whether coming into its possession before, on or after the date of this Agreement; or

(ii)	unless specifically requested to do so by a Lender in accordance with a Finance Document, to request any certificate or other document from any Obligor.

e)	The Agent is not obliged to monitor or enquire whether a Default has occurred. The Agent is not deemed to have knowledge of the occurrence of a Default.

f)	If the Agent (in its capacity as Agent):

(i)	receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default; or

(ii)	is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent) under this Agreement,

it must promptly notify the other Finance Parties.

27.3	No fiduciary duties

a)	Nothing in this Agreement constitutes the Agent as a trustee or fiduciary of any other person.

b)	The Agent shall not be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

27.4	Business with the Group

a)	If it is also a Lender, the Agent has the same rights and powers under the Finance Documents as any other Lender and may exercise those rights and powers as though it were not the Agent.

b)	The Agent may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

27.5	Rights and discretions of the Agent

a)	The Agent may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised;

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify;

b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 24.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(iii)	any notice or request made by the Borrower (other than a Drawdown Notice or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors.

c)	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

d)	The Agent may act in relation to the Finance Documents through its personnel and agents.

e)	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

f)	Where this Agreement specifies a minimum period of notice to be given to the Agent, the Agent may, at its discretion, accept a shorter notice period.

27.6	Majority Lenders’ instructions

a)
Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

c)
The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

d)	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

e)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

27.7	Responsibility for documentation

The Agent:

a)
is not responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, an Obligor or any other person given in or in connection with any Finance Document; or

b)
is not responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

27.8	Exclusion of liability

a)
Without limiting paragraph b) below (and without prejudice to the provisions of paragraph e) of Clause 30.11 (Disruption to Payment Systems etc.), the Agent will not be liable (including, without limitation, for negligence or any other category of liability whatsoever) for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

b)
No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause.

c)
The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

d)
Nothing in this Agreement shall oblige the Agent to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent.

27.9	Lenders’ indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three (3) Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

27.10	Resignation of the Agent

a)	The Agent may resign and appoint one of its Affiliates as successor by giving notice to the other Finance Parties and the Borrower.

b)
Alternatively the Agent may resign by giving notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Agent.

c)
If the Majority Lenders have not appointed a successor Agent in accordance with paragraph b) above within thirty (30) days after notice of resignation was given, the Agent (after consultation with the Borrower) may appoint a successor Agent.

d)
The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

e)	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

f)
Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 27. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

g)
After consultation with the Borrower, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph b) above. In this event, the Agent shall resign in accordance with paragraph b) above.

27.11	Confidentiality

a)
In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

b)
Any information acquired by the Agent which, in its opinion, is acquired by another division or department or otherwise than in its capacity as the Agent may be treated as confidential by the Agent and will not be treated as information possessed by the Agent in its capacity as such.

c)
The Agent is not obliged to disclose to any person any confidential information supplied to it by or on behalf of a member of the Group solely for the purpose of evaluating whether any waiver or amendment is required in respect of any term of the Finance Documents.

d)	Each Obligor irrevocably authorises the Agent to disclose to the other Finance Parties any information which, in its opinion, is received by it in its capacity as the Agent.

27.12	Compliance

Notwithstanding any other provision of any Finance Document to the contrary, the Agent may refrain from doing anything (including disclosing any information) which might, in its opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality, and may do anything which, in its opinion, is necessary or desirable to comply with any law or regulation.

27.13	Relationship with the Lenders

a)
The Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five (5) Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

b)	The Agent may at any time, and must if requested to do so by the Majority Lenders, convene a meeting of the Lenders.

c)
The Agent must keep a record of all the Parties and supply any other Party with a copy of that record on request. The record will include each Lender’s Facility Office(s) and contact details for the purposes of this Agreement.

d)	Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with Schedule 8 (Mandatory Cost Formulae).

27.14	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

a)	the financial condition, status and nature of each member of the Group;

b)
the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

c)
whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

d)
the adequacy, accuracy and/or completeness of any information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

27.15	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Borrower) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

27.16	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

28	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

29	SHARING AMONG THE FINANCE PARTIES

29.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 30 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:

a)	the Recovering Finance Party shall, within three (3) Business Days, notify details of the receipt or recovery to the Agent;

b)
the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 30 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

c)
the Recovering Finance Party shall, within three (3) Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 30.5 (Partial payments).

29.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 30.5 (Partial payments).

29.3	Recovering Finance Party’s rights

a)
On a distribution by the Agent under Clause 29.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

b)
If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph a) above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

29.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

a)
each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 29.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

b)
that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed.

29.5	Exceptions

a)
This Clause 29 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

b)
A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)
that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

30	PAYMENT MECHANICS

30.1	Payments to the Agent

a)
On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

b)	Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Agent specifies.

30.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 30.3 (Distributions to an Obligor) and Clause 30.4 (Clawback) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five (5) Business Days’ notice with a bank in the principal financial centre of the country of that currency.

30.3	Distributions to an Obligor

The Agent may (with the consent of the relevant Obligor or in accordance with Clause 32 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

30.4	Clawback

a)
Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

b)
If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

30.5	Partial payments

a)
If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

b)	The Agent shall, if so directed by the Lenders, vary the order set out in paragraphs a)(ii) to (iv) above.

c)	Paragraphs a) and b) above will override any appropriation made by an Obligor.

30.6	Application following an Event of Default

On either (i) the completion of a sale of the Vessel, either by forced auction or private treaty, or (ii) the receipt of any monies by the Agent pursuant to the sale proceeds of the Vessel or any enforcement proceeds following the enforcement of any Security under any Security Document (as the case may be), such monies shall be applied in the following order:

a)	firstly, in respect of all costs and expenses whatsoever incurred in connection with or about incidental to the said sale;

b)	secondly, in or towards payment of all sums owed to the Finance Parties (on a pro rata basis) under the Finance Documents

c)	thirdly, in or towards payment of all sums owed to the Swap Bank under any Swap Agreement at the time of default; and

d)	fourthly, the balance, if any to the Borrower or to its order.

30.7	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

30.8	Business Days

a)
Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

30.9	Currency of account

a)	USD is the currency of account and payment for any sum due from an Obligor under any Finance Document.

b)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

c)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

d)	Any amount expressed to be payable in a currency other than USD shall be paid in that other currency.

30.10	Change of currency

a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)
any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrower); and

(ii)
any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

b)
If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the London interbank market and otherwise to reflect the change in currency.

30.11	Disruption to Payment Systems etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Borrower that a Disruption Event has occurred:

a)
the Agent may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facility as the Agent may deem necessary in the circumstances;

b)
the Agent shall not be obliged to consult with the Borrower in relation to any changes mentioned in paragraph a) if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

c)
the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph a) but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

d)
any such changes agreed upon by the Agent and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 37 (Amendments and Waivers);

e)
the Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 30.11; and

f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph d) above.

31	DISCLOSURE OF INFORMATION

a)
Each Finance Party must keep confidential any information supplied to it by or on behalf of any Obligor in connection with the Finance Documents. However, a Finance Party is entitled to disclose information:

(i)	which is publicly available, other than as a result of a breach by that Finance Party of this Clause 31;

(ii)	in connection with any legal or arbitration proceedings, or if otherwise required to do so under any law or regulation;

(iii)	to a governmental, banking, taxation or other regulatory authority;

(iv)	to its professional advisers and service providers;

(v)	to any rating agency;

(vi)	to the extent allowed under paragraph b) below, to another member of the Group; or

(vii)	with the agreement of the relevant Obligor.

b)
A Finance Party may disclose to an Affiliate or any person (a “third party”) with (or through) whom that Finance Party enters into (or may enter into) any kind of transfer, participation or hedge agreement in relation to this Agreement or any other transaction under which payments are to be made by reference to this Agreement or the Borrower:

(i)	a copy of any Finance Document; and

(ii)	any information which that Finance Party has acquired under or in connection with any Finance Document.

However, before the third party may receive any confidential information, it must agree with the relevant Finance Party to keep that information confidential on the terms of paragraph a) above as if it were a Finance Party.

c)	This Clause 31 supersedes any previous confidentiality undertaking given by a Finance Party in connection with this Agreement prior to it becoming a Party.

32	SET-OFF

a)
A Finance Party may, to the extent permitted by law, set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

b)
Each Obligor hereby agrees and accepts that this Clause 32 shall constitute a waiver of the provisions of Section 29 of the FA Act and further agrees and accepts, to the extent permitted by law, that Section 29 of the FA Act shall not apply to this Agreement.

33	NOTICES

33.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

33.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

a)	in the case of the Borrower, that identified with their names below;

b)	in the case of each Lender or other Finance Party (other than the Agent), that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

c)	in the case of the Agent, that identified with its name below,

or any substitute address or fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five (5) Business Days’ notice.

The Obligors:

c/o DHT Management AS
P.O. Box 2039 Vika,
0125 Oslo,
Norway

Attention:	Eirik Ubøe

Fax No:	+47 23 11 50 81

E-mail:	eu@dhtankers.com

The Agent:

DnB NOR Bank ASA
Stranden 21
0250 Oslo
Norway

Attention:	Hans Petter Korslund

Fax No:	+47 22 48 28 94

E-mail:	hans.petter.korslund@dnbnor.no

33.3	Delivery

a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under Clause 33.2 (Addresses), if addressed to that department or officer.

b)
Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s signature below (or any substitute department or officer as the Agent shall specify for this purpose).

c)	All notices from or to an Obligor shall be sent through the Agent.

d)	Any communication or document made or delivered to the Borrower in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

33.4	Notification of contact details

Promptly upon receipt of notification of an address, fax number or email address or change of contact details pursuant to Clause 33.2 (Addresses) or changing its own contact details, the Agent shall notify the other Parties.

33.5	English language

a)	Any notice given under or in connection with any Finance Document must be in English.

b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)
if not in English, and if so required by the Agent, accompanied by an English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

34	CALCULATIONS AND CERTIFICATES

34.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

34.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

34.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the London interbank market differs, in accordance with that market practice.

35	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

36	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

37	AMENDMENTS AND WAIVERS

37.1	Required consents

a)
Subject to Clause a) of Clause 37.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

37.2	Exceptions

a)	An amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of “Majority Lenders” in Clause 1 (Definitions and construction);

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)	an increase in or an extension of any Commitment;

(v)	a change to the Borrower or Guarantor;

(vi)	any provision which expressly requires the consent of all the Lenders;

(vii)	Clause 2.2 (Finance Parties’ rights and obligations), Clause 18 (Security), Clause 22.14 (Ownership), Clause 25 (Changes to the Lenders) or this Clause 37; or

(viii)	the nature or scope of the guarantee and indemnity granted under Clause 17 (Guarantee and indemnity),

shall not be made without the prior consent of all the Lenders.

b)	An amendment or waiver which relates to the rights or obligations of the Agent may not be effected without the consent of the Agent.

37.3	Replacement or prepayment of a Lender

a)
If at any time the Borrower becomes obliged to repay any amount in accordance with Clause 7.3 (Illegality) or to pay additional amounts pursuant to Clause 12.2 (Tax gross-up), Clause 12.3 (Tax indemnity) or Clause 13.1 (Increased costs) to any Lender in excess of amounts payable to the other Lenders generally, then the Borrower may, on five (5) Business Days’ prior written notice to the Agent and such Lender, replace such Lender by requiring such Lender to (and such Lender must) transfer pursuant to Clause 25.1 (Assignments and transfers by the Lenders) to Clause 25.4 (Procedure for transfer) all (and not part only) of its rights and obligations under this Agreement to a Replacement Lender, which confirms its willingness to assume and does assume all the obligations of the transferring Lender (including the assumption of the transferring Lender’s participations on the same basis as the transferring Lender) for a purchase price in cash payable on the Transfer Date equal to the outstanding principal amount of such Lender’s participation in the Loan and all accrued interest, Break Costs and other amounts payable in relation thereto under the Finance Documents (or such other purchase price agreed between the Replacement Lender and such Lender).

b)	The replacement of a Lender pursuant to this Clause 37.3 shall be subject to the following conditions:

(i)	the Borrower shall have no right to replace the Agent;

(ii)	neither the Agent nor any other Finance Party shall have any obligation to the Borrower to find a Replacement Lender; and

(iii)	in no event shall the Lender replaced under this paragraph b) be required to pay or surrender to such Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents.

c)
For the avoidance of doubt, if any Lender pursuant to paragraph a) above fails to execute any necessary Transfer Certificate within three (3) Business Days of that Transfer Certificate being executed and delivered to that Lender by the transferee concerned and the relevant amount being paid to the Agent, the Agent shall execute that Transfer Certificate on behalf of that Lender.

38	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

39	GOVERNING LAW

This Agreement is governed by Norwegian law.

40	ENFORCEMENT

40.1	Jurisdiction

a)
Subject to paragraph c) below, the courts of Norway have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement) (a “Dispute”).

b)	The Parties agree that the courts of Norway are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

c)
This Clause 40.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

40.2	Service of process

Without prejudice to any other mode of service, each of the Obligors:

a)
irrevocably appoints DHT Management AS currently of Haakon VII’s gate 1, 0161 Oslo, Norway, as its agent for service of process relating to any proceedings before the Norwegian courts in connection with any Finance Documents;

b)	agree that failure by its process agent to notify it or the process will not invalidate the proceedings concerned; and

c)	consent to the service of process to any such proceedings before the Norwegian courts by prepaid posting of a copy of the process to its address for the time being applying under Clause 33 (Notices).

* * *

SCHEDULE 1
THE EXISTING PARTIES

The Lenders and Commitments

Name and address of Lender:	Commitment:

DnB NOR Bank ASA Stranden 21 0250 Oslo Norway	USD 33,500,000

SCHEDULE 2
CONDITIONS PRECEDENT

1	CORPORATE AUTHORISATION

1.1	In respect of the Obligors:

a)	Certificate of Incorporation/Company Certificate/Deed of Incorporation (or similar);

b)	Certified copy of the Memorandum of Association, Articles of Association, Bye-Laws (or similar);

c)	Updated Goodstanding Certificate;

d)	Certified copy of the resolutions passed at a board meeting (and shareholders meeting (if required)) of the relevant Obligor evidencing:

(i)	the approval of the terms of, and the transactions contemplated by, the Transaction Documents to which it is a party; and

(ii)
the authorisation of its appropriate officer or officers or other representatives to execute the Transaction Documents and any other documents necessary for the transactions contemplated by the Transaction Documents, on its behalf;

e)	Specimen signatures;

f)	Original Power of Attorney notarised (and legalised if requested by the Agent); and

g)
Certified copies of the passports of the directors and the authorised representatives of such Obligor together with proof of their address and any other identification or similar document any Lender may reasonably require on the basis of mandatory regulatory laws of the country of such Lender or such other “know your customer” and “anti money laundering” documentation required by the Agent (or any Lender through the Agent.

2	AUTHORISATIONS

All Authorisations required by any government or other authorities for the Obligors to enter into and perform their obligations under this Agreement and/or any of the Transaction Documents to which they are respective parties (and a pdf copy of any such Authorisations (if applicable) to be delivered to the Agent).

3	THE VESSEL

In respect of the Vessel:

a)
Evidence (by way of transcript of registry) that the Vessel is, or will be, registered in the name of the Borrower in an Approved Ship Registry, that the Mortgage has been, or will in connection with utilisation of the Loan be, executed and recorded with its intended first priority against the Vessel and that no other encumbrances, maritime liens, mortgages or debts whatsoever are registered against the Vessel;

b)
A certified copy of an updated class certificate related to the Vessel from the relevant classification society, confirming that the Vessel is classed with the highest class in accordance with Clause 23.2 (Classification and repairs), free of extensions not approved by the classification society and overdue recommendations;

c)
Copies of insurance policies/cover notes documenting that insurance cover has been taken out in respect of the Vessel in accordance with Clause 23.1 (Insurance), and evidencing that the Agent’s (on behalf of the Finance Parties and the Swap Bank) Security in the insurance policies have been noted in accordance with the relevant notices as required under the Assignment Agreement;

d)	A copy of the Vessel’s current SMC;

e)	A copy of the current DOC;

f)	A copy of the ISSC; and

g)
A favourable opinion (at the cost of the Borrower) from an independent insurance consultant acceptable to the Agent evidencing that the Vessel has been insured in accordance with the terms of this Agreement.

4	FINANCE DOCUMENTS

a)	The Agreement;

b)	The Mortgage;

c)	The Assignment Agreement;

d)	Notice of Assignment of Earnings and the relevant charterer’s acknowledgement thereof;

e)	Notice of Assignment of Insurances and the insurers’ acknowledgement thereof;

f)	Notice of Assignment of Intercompany Claims and the relevant debtor’s acknowledgement thereof;

g)	The Swap Agreement Assignments;

h)	Notice of Assignment of money claims under Swap Agreement(s) and the relevant debtor´s acknowledgement thereof;

i)	The Share Pledge Agreement together with any documents to be delivered thereunder; and

j)	The Technical Manager’s Undertakings.

(All Finance Documents to be delivered in original).

5	TRANSACTION DOCUMENTS

a)	Copy of the Technical Management Agreement;

b)	Copy of the Commercial Management Agreement (if any);

c)	Copy of the Intercompany Loan Agreement(s); and

d)	Certified copies of the Swap Agreement(s) (if any).

6	MISCELLANEOUS

a)	A Drawdown Notice at least two (2) Business Days prior to the relevant Drawdown Date;

b)	Evidence that all fees referred to in Clause 11 (Fees), as are payable on or prior to the Drawdown Date, have or will be paid on its due date;

c)	An original for the Compliance Certificate A confirming that the Obligors are in compliance with the financial covenants as set out in Clause 21 (Financial covenants);

d)	Appraisal reports from one (1) Approved Brokers (dated no later than thirty (30) days prior to the Drawdown Date) evidencing the Market Value of the Vessel;

e)	Evidence of the appointment of process agent in the relevant jurisdictions for each of the Obligors;

f)	If relevant, assurance that any withholding tax will be paid or application to tax authorities is or will be sent;

g)	The Original Financial Statements;

h)	An original of the effective interest letter; and

i)	Any other documents, authorizations or opinions as reasonably requested by the Agent.

7	LEGAL OPINIONS

a)	A legal opinion from Seward & Kissel LLP relating to Marshall Islands law issues;

b)	A legal opinion from Advokatfirmaet Thommessen AS relating to Norwegian law issues; and

c)	Any such other favourable legal opinions in form and substance satisfactory to the Agent from lawyers appointed by the Agent on matters concerning all relevant jurisdictions,

All such legal opinions to be in agreed form (as approved by the Agent (on behalf of the Lenders)) prior to the Drawdown Date and to be issued immediately after the Drawdown Date.

SCHEDULE 3
FORM OF DRAWDOWN NOTICE

To:	DnB NOR Bank ASA, as Agent
From:	[ ]
Date:	[●]

DHT EAGLE, INC. - USD 33,500,000 TERM LOAN FACILITY AGREEMENT DATED  24 MAY 2011 (THE “AGREEMENT”)

a)
We refer to the Agreement. This is a Drawdown Notice. Terms defined in the Agreement shall have the same meaning when used in this Drawdown Notice unless given a different meaning in this Drawdown Notice.

b)	We wish to borrow the Loan on the following terms:

Proposed Drawdown Date:	[ ]
Amount:	[ ], or if less, the Available Facility
Interest Period:	[ ]

d)	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Drawdown Notice.

e)	The proceeds of the Loan shall be credited to [●] [insert name and number of account].

f)	This Drawdown Notice is irrevocable.

Yours sincerely
for and on behalf of
DHT Eagle, Inc.

By:
Name:
Title:	[authorised officer]

SCHEDULE 4
FORM OF SELECTION NOTICE

To:	DnB NOR Bank ASA, as Agent

From:	[ ]

Date:	[●]

DHT EAGLE, INC. – USD 33,500,000 TERM LOAN FACILITY AGREEMENT DATED 24 MAY 2011 (THE “AGREEMENT”)

We refer to the Agreement. Terms defined in the Agreement shall have the same meaning when used in this Selection Notice.

a)	We refer to the amount outstanding under the Loan with an Interest Period ending on [●].

b)	We request that the next Interest Period for the Loan is [●].

c)	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Drawdown Notice.

This Selection Notice is irrevocable.

Yours sincerely
for and on behalf of
DHT Eagle, Inc.

By:
Name:
Title:

SCHEDULE 5A
FORM OF
COMPLIANCE CERTIFICATE A

To:	DnB NOR Bank ASA, as Agent
From:	DHT Holdings, Inc.
Date:	[●] [To be delivered no later than one hundred and eighty (180)/sixty (60) days after each reporting date]

DHT EAGLE, INC. – USD 33,500,000 TERM LOAN FACILITY AGREEMENT DATED 24 MAY 2011  (THE “AGREEMENT”)

We refer to the Agreement. Terms defined in the Agreement shall have the same meaning when used in this Compliance Certificate.

With reference to Clauses 20.2 (Compliance certificate) and 21 (Financial covenants) of the Agreement, we confirm that as at [●] [insert relevant reporting date]:

a)
Cash and Cash Equivalents. The Cash and Cash Equivalents of the Guarantor (on a consolidated basis) was [●].

The Guarantor (on a consolidated basis) shall at all times maintain Cash and Cash Equivalents of minimum USD 20,000,000. The covenant set out in Clause 21.2 (Cash and Cash Equivalents) is thus [not] satisfied.

b)
Adjusted Tangible Net Worth. The Adjusted Tangible Net Worth of the Guarantor (on a consolidated basis) was [●].

The Adjusted Tangible Net Worth of the Guarantor (on a consolidated basis) shall at all times be at least USD 100,000,000. The covenant set out in Clause 21.3 (Adjusted Tangible Net Worth) is thus [not] satisfied.]

c)
Value Adjusted Tangible Net Worth. The Value Adjusted Tangible Net Worth of the Guarantor (on a consolidated basis) was [●].

The Value Adjusted Tangible Net Worth of the Guarantor (on a consolidated basis) shall at all times be no less than twenty-five per cent (25%) of the Value Adjusted Total Assets of the Guarantor (on a consolidated basis). The covenant set out in Clause 21.4 (Value Adjusted Tangible Net Worth) is thus [not] satisfied.

d)
Working Capital. The Working Capital of the Borrower was [●].

The Working Capital of the Borrower shall at all times, following delivery of the Vessel to the Borrower, be positive. The covenant set out in Clause 21.5 (Working Capital) is thus [not] satisfied.

We confirm that, as of the date hereof no event or circumstances has occurred and is continuing which constitute or may constitute an Event of Default.

Yours sincerely
for and on behalf of
DHT Eagle, Inc.

By:
Name:
Title:

SCHEDULE 5B
FORM OF
COMPLIANCE CERTIFICATE B

To:	DnB NOR Bank ASA, as Agent
From:	DHT Holdings, Inc.
Date:	[●] [To be delivered no later than ten (10) days after each Accounting Date]

DHT EAGLE, INC. – USD 33,500,000 TERM LOAN FACILITY AGREEMENT DATED  24 MAY 2011 (THE “AGREEMENT”)

We refer to the Agreement. Terms defined in the Agreement shall have the same meaning when used in this Compliance Certificate B.

With reference to Clauses 20.2 (Compliance certificate) and 23.3 (Minimum Market Value) of the Agreement, we confirm that as at [●] [insert relevant reporting date]:

a)
Minimum value. The Market Value of the Vessel pursuant to the attached valuation reports is USD [●].

The Market Value of the Vessel shall not at any time be less than one hundred and thirty per cent (130%) of the Loan. The requirement set out in Clause 23.3 (Minimum Market Value) is thus [not] satisfied.

We confirm that, as of the date hereof no event or circumstances has occurred and is continuing which constitute or may constitute and Event of Default.

Yours sincerely
for and on behalf of
DHT Eagle, Inc.

By:
Name:
Title:

SCHEDULE 6
FORM OF TRANSFER CERTIFICATE

To:	DnB NOR Bank ASA, as Agent
From:	[●] (the “Existing Lender” and [●] (the “New Lender”)
Date:	[●]

DHT EAGLE, INC. - USD 33,500,000 TERM LOAN FACILITY AGREEMENT DATED 24 MAY 2011 (THE “AGREEMENT”)

1
We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2	We refer to Clause 25.4 (Procedure for transfer):

a)
The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with 25.4 (Procedure for transfer).

b)	The proposed Transfer Date is [ ].

c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 33.2 (Addresses) are set out in the Schedule.

3	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph c) of Clause 25.3 (Limitation of responsibility of Existing Lenders).

4	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

5	This Transfer Certificate is governed by Norwegian law, with Oslo City Court (No. Oslo tingrett) as legal venue.

THE SCHEDULE
Commitment/rights and obligations to be transferred

Existing Lender:		[ ]

New Lender:		[ ]

Total Commitment of Existing Lender:		[ ]
Commitment:	[ ]

Total Commitment of New Lender:		[ ]
Commitment:	[ ]

Transfer Date:		[ ]

Administrative Details / Payment Instructions of New Lender

[Facility Office address, fax number and attention details for notices and account details for payments.]

Existing Lender:	New Lender:
[ ]	[ ]
By:	By:
Name:	Name:
Title:	Title:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [                                               ].

Agent:	Borrower:
DnB NOR Bank ASA	DHT Eagle, Inc.
By:	By:
Name:	Name:
Title:	Title:

SCHEDULE 7
FORM OF ASSIGNMENT AGREEMENT

THIS ASSIGNMENT AGREEMENT (the “Assignment Agreement”) is made on [●] 2011 between:

(1)	DHT Eagle, Inc. of Ajeltake Road, Ajeltake Island, Majuro, MH96960, Marshall Islands, as assignor (the “Assignor”); and

(2)
DnB NOR Bank ASA of Stranden 21, 0250 Oslo, Norway, organisation number 984 851 006 as agent on behalf of the Finance Parties and the Swap Bank (as defined in the Agreement as referred to below) (the “Agent”).

Background:

(A)
Pursuant to the terms and conditions of a USD 33,500,000 term loan facility agreement dated 24 May 2011 (as amended, restated or supplemented from time to time, the “Agreement”) between (i) DHT Eagle, Inc. as borrower (the “Borrower”), (ii) the financial institutions listed in Schedule 1 of the Agreement as lenders (the “Lenders”), (iii) DnB NOR Bank ASA as agent and (iv) DnB NOR Bank ASA as swap bank (the “Swap Bank”), the Lenders have agreed to make available to the Borrower a term loan facility in the aggregate amount of USD 33,500,000 (the “Facility”);

(B)
by certain ISDA Master Agreement(s) to be entered into (hereinafter as the ISDA Master Agreement(s) may from time to time be amended, varied, supplemented, notated or replaced, called the “Master Agreements”) and all schedules and confirmations made or to be made thereunder (hereinafter together called the “Swap Agreements”)), [●] and the Swap Bank have agreed and/or will agree certain trade in financial instruments, including inter alia swap agreements relating to interest and/or currency, on such terms and conditions as described in the Swap Agreements relating to the Facility;

(C)	the Assignor is the owner of M/V “DHT Eagle” (the “Vessel”); and

(D)
it is a condition precedent to the Lenders making the Facility available to the Borrower that the Assignor executes and delivers, inter alia, this Assignment Agreement and grants the Security set out herein as security for the Borrower’s obligations towards (i) the Finance Parties under the Finance Documents and (ii) the Swap Bank under any Swap Agreement(s).

NOW THEREFORE:

1	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Assignment Agreement, including the preamble hereto (unless the context otherwise requires), any term or expression defined in the preamble shall have the meanings ascribed to it therein. In addition, terms and expressions not defined herein but whose meanings are defined in the Agreement shall have the meanings set out therein.

1.2	Construction

In this Assignment Agreement, unless the context otherwise requires:

a)	reference to Clauses or Appendices are to be construed as references to clauses or appendices of this Assignment Agreement unless otherwise stated;

b)
references to (or to any specified provision of) this Assignment Agreement or any other document shall be construed as references to this Assignment Agreement, that provision or that document as from time to time varied, supplemented, amended or restated; and

c)	words importing the plural shall include the singular and vice versa.

2	ASSIGNMENTS

2.1	Assignment

To secure the payment and the discharge of the Borrower’s obligations under the Finance Documents and any Swap Agreements and the payment of all sums which from time to time may become due thereunder, and to secure the performance and observance of and compliance with all the covenants, terms and conditions contained in the Finance Documents and any Swap Agreement, the Assignor hereby assigns to the Agent (on behalf of the Finance Parties and the Swap Bank) on first priority:

a)	the Earnings;

b)	the Insurances; and

c)	the Intercompany Claims.

2.2	Notice and acknowledgement – Earnings and Intercompany Claims

The Assignor undertakes promptly to give notice of the assignment of (i) the Earnings to each charterer and any other third party from which any of the Earnings or amounts may become payable substantially in the form set out in Appendix 1 hereto and (ii) the Intercompany Claims to any third party from which any of the Intercompany Claims or amounts may become payable substantially in the form set out in Appendix 3 hereto, and procure that any recipient of such notices acknowledges receipt of the notices as set out therein.

2.3	Notice and acknowledgement - Insurances

a)	The Assignor undertakes to:

(i)	insure and keep the Vessel fully insured in accordance with Clause 23.1 (Insurances) of the Agreement;

(ii)
in the event that the Insurances, or any one of them, have been taken out on conditions other than the Norwegian Marine Insurance Plan of 1996, version 2010 (as amended from time to time) (the “Plan”), to give all the relevant insurers notice in the form of Appendix 2(A) hereto, and procure that the said insurers acknowledge receipt of such notice in the form of Appendix 2(B) hereto or give such other form of notice and procure such other form of acknowledgement as the Agent shall require in writing to the Assignor; and

(iii)
in the event that the Insurances, or any one of them, have been taken out according to the Plan, to procure written statements from all the relevant insurers and/or approved brokers confirming that the Agent (on behalf of the Finance Parties and the Swap Bank) has been duly registered as co-insured first priority mortgagee on all such insurance policies taken out for the Vessel and that notice according to the Plan has been duly received by all the relevant insurers; and

b)
The Assignor shall procure that the Agent is furnished with copies of all relevant documentation relating to the insurances together with the Loss Payable Clause in the form set out in Appendix 2 hereto or, if acceptable to the Agent, the relevant insurers’ standard letter of undertaking or letters on confirmation to mortgagees, including undertaking (i) to notify the Agent if the relevant insurer has not been paid within fourteen (14) days before the expiry date and (ii) not to set off any premiums, insurance proceeds or other monies due by it on account of the Vessel against any amount due by the Assignor, the managers or charterers of the Vessel or others in respect of any other vessel.

2.4	Loss Payable

Claims related to the Insurances in respect of an actual or constructive or agreed or arranged or compromised total loss or requisition for title or other compulsory acquisition of the Vessel and claims payable in respect of a major casualty, that is to say any claim (or the aggregate of which) exceeding USD 1,000,000, shall be payable to the Agent. Subject thereto all other claims, unless and until the insurers have received notice from the Agent of an Event of Default which is unremedied under the Agreement or an event of default (howsoever described under any Swap Agreement) (as the case may be) in which event all claims shall be payable directly to the Agent up to the Lenders’ and the Swap Bank’s mortgage interest, shall be released directly for the repair, salvage or other charges involved or to the Assignor as reimbursement if it has fully repaired the damage and paid all of the salvage or other charges or otherwise in respect of Assignor’s actual costs in connection with repair, salvage and/or other charges.

3	PLEDGE OF ACCOUNTS

3.1	Pledge

a)
The Assignor has opened (i) account no. 1250.04.71423 (the “Earnings Account”) and (ii) such other accounts as may from time to time be agreed between the Pledgor and the Agent (the “Bank Account” and together with the Earnings Account, the (the “Pledged Accounts”) all with the Agent.

b)
To secure payment and discharge of the Borrower’s obligations under the Agreement and any Swap Agreement and to secure the performance and observance of and compliance with all of the covenants, terms and conditions contained in the Agreement and any Swap Agreement, the Assignor hereby pledges to the Agent (on behalf of the Finance Parties and the Swap Bank) on first priority, each of the Pledged Accounts and any and all amounts deposited into and standing to the credit of any of the Pledged Accounts from time to time.

c)
The Agent confirms, in its capacity as account holder and debtor of the Pledged Accounts, that the pledge of the Pledged Accounts and any monies deposited into and standing to the credit to any of the Pledged Accounts from time to time is duly noted in its records.

3.2	Drawings

a)	The Assignor shall procure that all Earnings shall be paid directly to the Earnings Account.

b)	The Assignor may draw funds from the Pledged Accounts as long as no Event of Default has occurred.

3.3	Blocking upon Event of Default

The Pledged Accounts shall, following the occurrence of an Event of Default, be blocked in favour of the Finance Parties and the Swap Bank, and any subsequent Earnings or other amounts paid to the any of the Pledged Accounts or paid directly to the Agent shall be applied towards the Borrower’s obligations to the Finance Parties under the Agreement or the Swap Bank under any Swap Agreement (as the case may be), with any balance to be promptly released.

4	PERFECTION

The Assignor agrees that at any time and from time to time upon the written request of the Agent, it will promptly and duly execute and deliver to the Agent any and all such further instruments and documents as the Agent (on behalf of the Finance Parties and the Swap Bank) may reasonably deem necessary or desirable to register this Assignment Agreement in any applicable registry, and to maintain and/or perfect the Security created by this Assignment Agreement and the rights and powers herein granted.

5	ASSIGNMENT

The Agent may assign or transfer its rights hereunder to any person to whom the rights and obligations of the Agent and the Lenders under the Agreement are wholly or partially assigned in accordance with Clause 25 (Changes to the Lenders) of the Agreement.

6	NO FURTHER ASSIGNMENT OR PLEDGE

The Assignor shall not, unless prior written consent has been obtained from the Agent, be entitled to further assign or pledge the Earnings, the Insurances, the Intercompany Claims and/or the Pledged Accounts.

7	ADDITIONAL AND CONTINUING SECURITY

The Security contemplated by this Assignment Agreement shall be in addition to any other Security granted in accordance with the Agreement and/or any Swap Agreement, and shall be a continuing security in full force and effect as long as any obligations are outstanding under the Finance Documents or any Swap Agreement (as the case may be).

8	NOTICES

Any notice, demand or other communication to be made or delivered by any party pursuant to this Assignment Agreement shall (unless the addressee has by five (5) Business Days’ written notice to that party specified another address) be made or delivered to the address set out at the beginning of this Assignment Agreement.

9	GOVERNING LAW – JURISDICTION

a)	This Assignment Agreement shall be governed by and construed in accordance with the laws of Norway.

b)
The Assignor and the Finance Parties accept Oslo City Court (Oslo tingrett) as non-exclusive venue, but this choice shall not prevent the Agent (on behalf of the Finance Parties) to enforce any of the Finance Documents against the Vessel or other assets of the Assignor wherever they may be found.

10	SERVICE OF PROCESS

Without prejudice to any other mode of service, the Assignor:

a)
irrevocably appoints DHT Management AS currently of Haakon VII’s gate 1, 0161 Oslo, Norway, as its agent for service of process relating to any proceedings before the Norwegian courts in connection with this Assignment Agreement;

b)	agree that failure by its process agent to notify it or the process will not invalidate the proceedings concerned; and

c)	consent to the service of process to any such proceedings before the Norwegian courts by prepaid posting of a copy of the process to its address for the time being applying under Clause 33 (Notices).

Assignor:	Agent:
DHT Eagle, Inc.	DnB NOR Bank ASA

By:	By:
Name:	Name:
Title:	Title:

Appendix 1(A)

FORM OF NOTICE OF ASSIGNMENT
(Assignment of Earnings)

To: [ ]

M/V “DHT Eagle”

We refer to the charter party dated 21 March 2011, (the “Charterparty”) made between you and us, whereby we agreed to let and you agreed to take on charter for the period and upon the terms and conditions therein mentioned M/V “DHT Eagle” (the “Vessel”).

We hereby give you notice that:

a)
by an agreement dated [●] 2011 (as amended, restated or supplemented from time to time, the “Assignment Agreement”) made between us and DnB NOR Bank ASA, Stranden 21, 0250 Oslo, Norway, acting as agent on behalf of certain other banks and swap bank (the “Agent”), related to (i) a term loan facility agreement dated 24 May 2011 (as amended, restated or supplemented from time to time, the “Agreement”) and (ii) any Swap Agreement (as defined in the Agreement) made or to be entered into with the Swap Bank (as defined in the Agreement), we have assigned absolutely and have agreed to assign absolutely to and in favour of the Agent on first priority all our rights, title and interest, present and future, to all payments to be made to us under the Charterparty, including in respect of any breach by you thereunder;

b)
you are herby irrevocably authorised and instructed to make all payments under the Charterparty to our USD account no. 1250.04.71423  with the Agent until such time as the Agent shall direct to the contrary whereupon all instructions or demands for actions shall be made by the Agent and payments are due to the Agent or as it may direct; and

c)
the Agreement includes provisions that no amendments, termination or cancellation shall be made to the Charterparty (nor shall you be released from any of your obligations thereunder without the prior written consent of the Agent) and that we shall remain liable to perform all our obligations under the Charterparty and that the Agent shall be under no obligations of any kind whatsoever in respect thereof.

The authority and instructions herein contained cannot be revoked or varied by us without the written consent of the Agent. The provisions of this notice shall be governed by Norwegian law.

[Place and date:] [●], [●]

Yours sincerely
for and on behalf of
DHT Eagle, Inc.

By:
Name:
Title:	[authorised officer]

Appendix 1(B)

FORM OF ACKNOWLEDGEMENT
(Assignment of Earnings)

To:	DnB NOR Bank ASA Stranden 21 0250 Oslo Norway Attn: [●]

MV “DHT Eagle”

We acknowledge receipt of the above Notice of Assignment dated [●] from DHT Eagle, Inc.  Terms used herein shall have the same meaning as defined therein.

We agree to the assignment set out therein and undertake to be bound by the terms thereof. We confirm that we have received no notice of any previous assignment or pledge of all or any part of the charter hire and any monies payable thereunder.

We further confirm that all written statements containing instructions or demanding actions or payments under the Charterparty may until further notice from the Agent to the contrary be made by DHT Eagle, Inc. and after such notice these instructions shall be given or demands shall be made by the Agent.

This acknowledgement and confirmation shall be governed by Norwegian law.

Place and date: [●]
Yours sincerely
for and on behalf of
[●]

By:
Name:
Title:	[authorised officer]

Appendix 2(A)

FORM OF NOTICE OF ASSIGNMENT
 (Assignment of Insurances)

To:	The Insurers

M/V “DHT Eagle”

DHT Eagle, Inc. as owner (the “Owner”) of M/V “DHT Eagle” (the “Vessel”) hereby gives you notice that all our rights, title and interest in and to all policies and contracts of insurance and all entries in a protection and indemnity or war risk association which were then or might thereafter be taken out or affected in respect of the Vessel or its increased value, and all benefits thereof including all claims thereunder and return of premium have been (by way of security) assigned on first priority to DnB NOR Bank ASA, Stranden 21, 0250 Oslo, Norway, as Agent for certain other banks and swap bank (the “Mortgagee”) according to an Assignment Agreement dated [●] 2011 (as amended, restated or supplemented from time to time, the “Assignment Agreement”) related to a term loan facility agreement dated 24 May 2011 (as amended, restated or supplemented from time to time, the “Agreement”) and any Swap Agreements (as defined in the Agreement) made or to be made with the Swap Bank (as defined in the Agreement). All payments due to us under our policy(-ies) with yourselves must be made in accordance with the instruction, from time to time, of the Mortgagee.

Please confirm to the Agent (a) that the Agent will be given at least fourteen (14) days’ prior written notice of your intention to cause the insurances to expire or lapse or be subject to termination for any reason whatsoever (other than a total loss of the Vessel), (b) that the Agent may prevent any termination of the insurances caused by our non-payment of premium by making such payment in our place and (c) that you will not set off any premium, insurance proceeds or other monies due by you on account of the Vessel against any amount due by ourselves, the managers or charterers of the Vessel or others in respect of any other vessel.

Please note that this instruction may not be varied except with the prior written consent of the Mortgagee.

Please confirm your acknowledgement of the terms of this notice by completing the Acknowledgement attached hereto. Please return the signed and dated Acknowledgement to the Mortgagee at the address set out above.

Place and date: [●], [●]

Yours sincerely
for and on behalf of
DHT Eagle, Inc.

By:
Name:
Title:	[authorised officer]

Appendix 2(B)

FORM OF ACKNOWLEDGEMENT
(Assignment of Insurances)

To:	DnB NOR Bank ASA Stranden 21 0250 Oslo Norway Attn: [●]

MV “DHT Eagle”

We hereby acknowledge receipt of a Notice of Assignment (the “Notice”) from DHT Eagle, Inc. (the “Owner”) dated [●] related to MV “DHT Eagle” (the “Vessel”).

We have duly noted and do accept that our payments due to the Owner, under the insurance policy(-ies) taken out for the Vessel as an Owners’ Entry pursuant to our rules, shall be made in accordance with the instructions set out in the Notice, including the Loss Payable clause therein, and payment due to the mortgagees will be made to such account as from time to time instructed by DnB NOR Bank ASA, Stranden 21, 0250 Oslo, Norway, which bank has been duly noted by ourselves as the first priority mortgagee of the said Vessel on its own behalf and on behalf of certain other banks and swap banks as agent therefore.

Further, we will give the Mortgagee notice in case of any variation, termination or cancellation of the insurances and any non-payment of any insurance premium. We will give the Mortgagee fourteen (14) Business Days to remedy such an event.

Place and date: [●]

Yours sincerely
for and on behalf of
[INSURERS]

By:
Name:
Title:	[authorised officer]

Appendix 2

FORM OF LOSS PAYABLE CLAUSE
(Assignment of Insurances)

a)
All claims under the Insurances in respect of a total or constructive total or an arranged or agreed or compromised total loss shall be paid to DnB NOR Bank Norge ASA, Stranden 21, 0250 Oslo, Norway without any deduction whatsoever;

b)
All claims not exceeding USD 1,000,000 shall, subject to the insurers not having received notice from the Agent of a default which is unremedied under the Agreement, be applied against the cost of repairs following the relevant occurrence; and

c)	All other claims shall be paid to the Agent, or to the Owner of the Vessel subject to the prior written consent of the Agent.

Appendix 3(A)

FORM OF NOTICE OF ASSIGNMENT
(Assignment of Intercompany Claims)

To:

We refer to the [●] dated [●], (the “Loan Agreement”) made between you (as borrower) and us (as lender).

We hereby give you notice that:

a)
by an agreement dated [●] 2011 (as amended, restated or supplemented from time to time, the “Assignment Agreement”) made between us and DnB NOR Bank ASA, Stranden 21, 0250 Oslo, Norway, acting as agent on behalf of certain other banks and swap bank (the “Agent”), related to (i) a term loan facility agreement dated  24 May 2011 (as amended, restated or supplemented from time to time, the “Agreement”) and (ii) any Swap Agreement (as defined in the Agreement) made or to be entered into with the Swap Bank (as defined in the Agreement), we have assigned absolutely and have agreed to assign absolutely on first priority to and in favour of the Agent all our rights, title and interest, present and future, to all payments to be made to us under the Loan Agreement, including in respect of any breach by you thereunder;

b)
you are herby irrevocably authorised and instructed to make all payments under the Loan Agreement to our USD account no. 1250.04.71423  with the Agent until such time as the Agent shall direct to the contrary whereupon all instructions or demands for actions shall be made by the Agent and payments are due to the Agent or as it may direct; and

c)	the Agreement includes provisions that the Agent shall be under no obligations of any kind whatsoever in respect thereof.

The authority and instructions herein contained cannot be revoked or varied by us without the written consent of the Agent. The provisions of this notice shall be governed by Norwegian law.

Place and date: [●], [●]

Yours sincerely
for and on behalf of
DHT Eagle, Inc.

By:
Name:
Title:	[authorised officer]

Appendix 3(B)

FORM OF ACKNOWLEDGEMENT
(Assignment of Intercompany Claims)

To:	DnB NOR Bank ASA Stranden 21 0250 Oslo Norway Attn: [●]

We acknowledge receipt of the above Notice of Assignment dated [●] from DHT Eagle, Inc.  Terms used herein shall have the same meaning as defined therein.

We agree to the assignment set out therein and undertake to be bound by the terms thereof. We confirm that we have received no notice of any previous assignment or pledge of all or any part of any monies payable thereunder.

We further confirm that all written statements containing instructions or demanding actions or payments under the Loan Agreement may until further notice from the Agent to the contrary be made by [●] and after such notice these instructions shall be given or demands shall be made by the Agent.

This acknowledgement and confirmation shall be governed by Norwegian law.

Place and date: [●]

Yours sincerely
for and on behalf of
[●]

By:
Name:
Title:	[authorised officer]

SCHEDULE 8
MANDATORY COST FORMULAE

1.
The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.
On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below.  The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders´’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the Loan) and will be expressed as a percentage rate per annum.

3.
The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Agent.  This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows:

(a)	in relation to a sterling Loan:

AB + C(B — D) + E x 0.01	per cent. per annum
100 — (A+C)

(b)	in relation to a Loan in any currency other than sterling:

E x 0.01	per cent. per annum.
300

Where:

A
is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B
is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in paragraph (a) of Clause 8.3 (Default interest) ) payable for the relevant Interest Period on the Loan.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Agent on interest bearing Special Deposits.

E
is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)
“Fees Rules” means the rules on periodic fees contained in the Financial Services Authority Fees Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)
“Fee Tariffs” means the fee tariffs specified in the Fees Rules under Column 1 of the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.
In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05).  A negative result obtained by subtracting D from B shall be taken as zero.  The resulting figures shall be rounded to four decimal places.

7.
If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that  Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that  Reference Bank.

8.
Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate.  In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its Facility Office; and

(b)	any other information that the Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.

9.
The percentages of each Lender for the purpose of A and C above and the rates of charge of each  Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender´s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.
The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.
The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.
Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

13.
The Agent may from time to time, after consultation with the Guarantor  and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SIGNATORIES

Borrower:		Guarantor:
DHT Eagle, Inc.		DHT Holdings, Inc.
By:	/s/ Jonathan C. Page	By:	/s/ Jonathan C. Page
Name: Jonathan C. Page		Name: Jonathan C. Page
Title: Attorney-in-fact		Title: Attorney-in-fact

Lenders:		Agent:
DnB NOR Bank ASA		DnB NOR Bank ASA
By:	/s/ Cathinka Kahrs Rognsvåg	By:	/s/ Cathinka Kahrs Rognsvåg
Name: Cathinka Kahrs Rognsvåg		Name: Cathinka Kahrs Rognsvåg
Title: Attorney-in-fact		Title: Attorney-in-fact

DnB NOR Bank ASA
By:	/s/ Cathinka Kahrs Rognsvåg
Name: Cathinka Kahrs Rognsvåg
Title: Attorney-in-fact